SECOND AMENDED AND FIRST RESTATED
                     ASSET PURCHASE AGREEMENT
                                FOR
                     CHICO COMMUNITY HOSPITAL

     THIS SECOND AMENDED AND FIRST RESTATED ASSET PURCHASE AGREEMENT FOR CHICO COMMUNITY HOSPITAL (this "AGREEMENT"), dated as of December 15, 1997, among Paracelsus Healthcare Corporation ("PARACELSUS"), a California corporation, Chico Community Hospital, Inc.("CCH" and "SELLER"), a California corporation and N.T. Enloe Memorial Hospital, a California nonprofit public benefit corporation ("BUYER") and Enloe Health System, a California nonprofit public benefit corporation ("SYSTEM").

                             RECITALS

     A.   WHEREAS, Paracelsus is the parent corporation of Seller;

     B. WHEREAS, CCH owns and operates a 123 bed licensed general acute care hospital located at 560 Cohasset Road, Chico, California 95926 ("CCH");

     C. WHEREAS, Seller and Buyer have entered into that certain Asset Purchase Agreement ("CRH AGREEMENT") whereunder Seller has agreed to assign to Buyer all of Seller's right, title and interest in and to Seller's lease of Chico Community Rehabilitation Hospital ("CRH") and to sell to Buyer substantially all of the assets, real and personal, tangible and intangible, used by Seller in the operation of CRH (collectively, "CRH FACILITY").

     D. WHEREAS, Paracelsus and CCH desire to sell to Buyer and Buyer desires to purchase substantially all of the assets, real and personal, tangible and intangible, used by CCH in the operation of CCH (collectively the "BUSINESS");

                       W I T N E S S E T H:

     NOW, THEREFORE, for and in consideration of the foregoing premises and the agreements, covenants, representations and warranties hereinafter set forth and other good and valuable consideration, the receipt and adequacy of all of which are acknowledged and agreed, the parties hereto agree as follows:

     1.   SALE OF ASSETS AND CERTAIN RELATED MATTERS.

     1.1 SALE OF ASSETS. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), Seller shall sell, transfer, convey, assign and deliver to the Buyer, and Buyer shall purchase from Seller, the following assets and properties:

     (a) all real property and other real property interests used in connection with the operation of the Business or owned by Seller, including, without limitation, the operations of the hospital known as Chico Community Hospital (collectively the "HOSPITAL") together with all buildings, improvements and fixtures located thereupon and all construction in progress (such real property is referred to herein as the "REAL PROPERTY"), such Real Property being more specifically described in
SCHEDULE 1.1(A);

     (b) all tangible personal property (excluding cash and cash equivalents) owned by Seller and used in connection with the Business, including, without limitation, all equipment, furniture, fixtures, machinery, vehicles, office furnishings, instruments, leasehold improvements and spare parts described in SCHEDULE 1.1(B), and, to the extent assignable or transferable by Seller, all rights in all warranties of any manufacturer or vendor with respect thereto (collectively the "PERSONAL PROPERTY"), but excluding the personal property described in
Section 1.2(ix) hereof.

     (c) all rights, to the extent assignable or transferable, to all licenses, certificates of need, certificates of exemption, franchises, accreditations and registrations and other licenses or permits issued in connection with the Business (the "LICENSES"), including, without limitation, the Licenses described in SCHEDULE 1.1(C);

     (d) all of Seller's interest in and to those real property and personal property leases relating to the Business described in SCHEDULE 1.1(D) (all of such leases being referred to collectively as the "LEASES");

     (e) all of Seller's interest in, to and under those contracts and agreements relating to the Business set forth in SCHEDULE 1.1(E) (the "CONTRACTS");

     (f) any deposits, escrows, prepaid taxes or other advance payments relating to any expenses of the Business, as identified on SCHEDULE 1.1(F) as prepaid expenses to be transferred to Buyer (the "PREPAID EXPENSES"), but excluding the prepaid expenses of Seller described in SCHEDULE 1.1(F) hereof as prepaid expenses to be retained by Seller ("EXCLUDED PREPAID EXPENSES");

     (g) all inventories of supplies, drugs, food, janitorial and office supplies and other disposables and consumables owned by Seller on the Closing Date (as hereinafter defined) and located at the premises of Seller or purchased by Seller for use in connection with the Business (the "OPERATING INVENTORY");

     (h) all accounts receivable with respect to the Business, including all accounts receivable arising from the rendering of services to inpatients and outpatients at the Hospital, billed and unbilled, recorded or unrecorded, accrued and existing in respect of services up to the effective date of the Closing, including those from any source, excluding, however, the Excluded Receivables, as defined below (the "ACCOUNTS RECEIVABLE");

     (i) all documents, records, operating manuals and files, and computer software owned by Seller, pertaining to or used in connection with the Business, including, without limitation, all patient records, medical records, financial records, equipment records, construction plans and specifications, and medical and administrative libraries, but excluding Seller's corporate minute books, minutes, tax records and any other records of Seller required to be maintained as a matter of law.

     (j) to the extent transferable by Seller, all unexpired warranties and covenants not to compete relating to the Business for which Seller is the beneficiary;

     (k) to the extent transferable by Seller, all rights and interest of Seller in all joint ventures, partnerships, corporations and other entities listed on SCHEDULE 1.1(K) and accepted by Buyer;

     (l) except as expressly excluded herein, all other property owned by Seller, whether tangible or intangible, located at the premises of Seller or used in connection with the Business whether or not reflected on the balance sheet of Seller, and specifically including the name "Chico Community Hospital"; and

     (m) an amount equal to the Medicare Receivables, which shall be evidenced by the Medicare Reconciliation Note.

     The foregoing, which (except for the Excluded Assets, as defined in Section 1.2) are hereafter referred to, collectively, as the "ASSETS", comprise substantially all of the property and assets used in the conduct and operation of the Business as of October 31, 1997, including without limitation, those assets reflected on the unaudited balance sheet of Seller dated October 31, 1997 (the "BALANCE SHEET"), and all assets acquired by Seller between October 31, 1997 and the Closing.

     1.2 EXCLUDED ASSETS. The following items which are related to the Assets are not intended by the parties to be a part of the sale and purchase contemplated hereunder and are excluded from the Assets
(collectively, the "EXCLUDED ASSETS"):

     (i)  all cash and cash equivalents and temporary investments;

     (ii) (a) all amounts payable or to become payable to Seller from third party payors in respect of periods prior to the Cut-Off Point in respect of third party payor cost reports, including, without limitation, Medicare and Medi-Cal cost reports, filed or to be filed by Seller (the "COST REPORT RECEIVABLES"),

          (b) all accounts receivable from Medicare, MediCal and CHAMPUS with respect to the Business arising from the rendering of services to inpatients and outpatients at the Hospital, billed and unbilled, recorded and unrecorded, accrued and existing in respect of services up to the effective date of Closing (such accounts receivable, excluding the Cost Report Receivables, are referred to herein as the "MEDICARE RECEIVABLES"), and

          (c) the accounts receivable set forth on SCHEDULE 1.2(II) hereto, (such receivables referred to in clauses (a), (b) and (c) above, the "EXCLUDED RECEIVABLES");

     (iii) Seller's corporate minute books, minutes, tax records and other records of Seller required to be maintained by Seller as a matter of law (it being understood that patient medical records of the Hospital are not intended to be excluded);

     (iv) all Excluded Prepaid Expenses of Seller identified in SCHEDULE 1.1(F) hereto;

     (v) all supplies, drugs, food and other disposables and consumables disposed of in the ordinary course of business prior to the Closing;

     (vi) the name "Paracelsus" and all variations thereof;

     (vii) all rights and privileges under contracts, agreements and leases not listed on SCHEDULES 1.1(D) OR 1.1(E) hereto;

     (viii) any claims by Seller against third parties whether known or unknown, contingent or otherwise, except those expressly described in Section 1.1(b);

     (ix) all intercompany accounts of Seller and Paracelsus and their affiliates;

     (x) any proprietary information contained in Seller's employee or operation manual that does not pertain to the ongoing operations of the Hospital;

     (xi) all commitments, contracts, leases, capital leases, notes, and agreements between Seller, Paracelsus and their affiliates; and

     (xii) the property described in SCHEDULE 1.2(XII) hereto.

     1.3  ASSETS FREE AND CLEAR; ASSIGNMENT AND UNDERTAKING.

     (a) The Assets shall be sold free and clear of all liabilities, liens and encumbrances, except for Permitted Encumbrances (as hereinafter defined). At Closing, the parties will execute and deliver an assignment and undertaking (the "ASSIGNMENT AND UNDERTAKING"), in the form of APPENDIX 1.3, pursuant to which Seller shall assign to Buyer its future rights, and Buyer shall assume from Seller its future obligations, under those Contracts and Leases described in SCHEDULE 1.3; pursuant to which Buyer shall assume from Seller, Seller's future obligations in respect of the Assumed Liabilities (as hereinafter defined).

     (b) As of the Cut-Off Point, and in conjunction with the transfer of the Assets Buyer shall assume and/or agree to pay, perform and discharge the Assumed Liabilities. As used in this Agreement, "ASSUMED LIABILITIES" shall mean the following liabilities of Seller: (i) the obligations of Seller arising subsequent to the Cut-Off Point under the Leases and Contracts (collectively, the "SELLER CONTRACTS") (ii) Seller's current payables, but only to the extent included in the determination of the Working Capital (as hereinafter defined); (iii) Seller's obligations as of the Cut-Off Point in respect of the accrued vacation, holiday and sick leave of Seller's employees who are employed by Seller in connection with the Business as of the Closing Date; (iv) the obligations of Seller under capital leases described in the Financial Statements that pertain to the Hospital; and (v) credit balances owed to third parties on account with Seller as and to the extent such credit balances are reflected in the book value of the Accounts Receivable or in the book value of the Medicare Receivables that are reflected in the Medicare Reconciliation Note.

     (c) Buyer shall not be liable for (1) any claims arising from Seller's assignment and Buyer's assumption of the Seller Contracts, (2) performance by Seller under, and defaults by Seller in performance of, the Seller Contracts for periods prior to the Cut-Off Point, and (3) unpaid amounts in respect of the Seller Contracts that are past due as of the Cut-Off Point (unless included in Working Capital). Except as expressly provided to the contrary in Section 1.3(b) above, under no circumstance shall Buyer be obligated to pay or assume, and none of the Assets shall be or become liable for or subject to, any liability of Seller or its affiliates, including, without limitation, the following, whether fixed or contingent, recorded or unrecorded (collectively, the "EXCLUDED LIABILITIES"):

          (I) current liabilities (to the extent not taken into consideration in determining the Working Capital), long-term liabilities (excluding capital lease obligations specifically assumed) and all indebtedness and obligations or guarantees of Seller;

          (II) liabilities or obligations of Seller in respect of periods prior to and including the Cut-Off Point arising under the terms of the Medicare, Medi-Cal, Blue Cross or other managed care or third party payor programs, including, but not limited to, any retroactive denial of claims, recapture, civil monetary penalties or any gain on sale that may be recognized under the Medicare program as a result of the consummation of the transactions described herein;

          (III) federal, state or local tax liabilities or obligations of Seller in respect of periods prior to Cut-Off Point or resulting from the consummation of the transactions contemplated herein, including, without limitation, any income tax, any franchise tax, any tax recapture, any sales and/or use tax, any indigent care tax, any state and local recording fees and taxes which may arise upon the consummation of the transactions contemplated herein and any FICA, FUTA, workers' compensation and any and all other taxes or amounts due and payable as a result of the exercise by any of Seller's employees of such employees' right to vacation, sick leave and holiday benefits accrued while in the employ of Seller (to the extent not taken into consideration in determining the Working Capital);

          (IV) liability for any and all claims by or on behalf of Seller's employees relating to periods prior to Cut-Off Point, including, without limitation, liability for any pension, profit sharing, deferred compensation, or any other employee health and welfare benefit plans, liability for violations of ERISA, liability for any EEOC claim, wage and hour claim, unemployment compensation claim, workers' compensation claim or any other agreement, and liability for all employee wages and benefits, including, without limitation, (but only to the extent not assumed by Buyer pursuant to Section 1.3(b) hereof) accrued vacation, sick leave and holiday pay, severance pay and related taxes or other liability related thereto in respect of Seller's employees (to the extent not taken into consideration in determining the Working Capital);

          (V) liabilities or obligations arising subsequent to Cut-Off Point under contracts, commitments, leases or agreements to which Seller is a party, except to the extent Buyer accepts benefits under any such contracts, commitments, leases or agreements subsequent to Cut-Off Point and except for the Seller Contracts;

          (VI) liabilities or obligations arising out of any breach by Seller of any Seller Contract;

          (VII) any liability arising out of or in connection with claims for acts or omissions of Seller and Seller's employees, agents and independent contractors which allegedly occurred prior to Cut-Off Point including, without limitation, all malpractice and general liability claims, whether or not same are pending, threatened, known, or unknown;

          (VII) contracts and agreements between Seller and one or more of Seller affiliates;

          (IX) any debt, obligation, expense or liability of Seller arising out of or incurred solely as a result of any transaction of Seller occurring after Cut-Off Point or for any violation by Seller of any law, regulation or ordinance at any time; and

          (IX) any liability or obligation associated with or relating to any of the Excluded Assets.

     1.4 PURCHASE PRICE; PRORATIONS; ALLOCATION. (a) The purchase price of the Assets (the "PURCHASE PRICE") shall be cash in the amount of TWENTY-FOUR MILLION SEVEN HUNDRED THOUSAND DOLLARS ($24,700,000) PLUS Working Capital (as hereinafter defined).

     (b) At Closing, (i) the Earnest Money Deposit delivered to Paracelsus by Buyer pursuant to the Earnest Money Deposit Agreement as provided in
Section 1.9 hereof will be applied against the Purchase Price, (ii) the payment for Working Capital and the amount of the Medicare Reconciliation Note shall initially be made based upon the determination of Initial Working Capital (as hereinafter defined) and thereafter an adjusted payment and an adjustment to the Medicare Reconciliation Note shall be made as provided in Section 1.7.

     (c) Buyer and Seller shall prorate real estate and personal property lease payments, payments under any construction contracts assumed by Buyer pursuant to the Assignment and Undertaking, interest, real estate and personal property taxes, real estate lease deposits and escrows, other assessments, plus all other revenues and expenses with respect to the Business which are normally prorated upon the sale of assets of a going concern; provided, however, that the parties will not prorate any Prepaid Expenses. Seller shall order final readings of all power and other utility charges to be made as of the Cut-Off Point and shall pay when due all charges in respect thereof. All prorations contemplated by this Section 1.4(c) shall be made as of the Cut-Off Point.

     (d) For income tax purposes, the Purchase Price shall be allocated as provided in SCHEDULE 1.4(D) hereto.

     1.5. INITIAL WORKING CAPITAL. (a) The "INITIAL WORKING CAPITAL" shall be an amount equal to the value of Seller's Initial Net Working Capital (as hereinafter defined) as of the date of, and based upon Seller's latest regularly prepared balance sheet in respect of the Business (the "INTERIM BALANCE SHEET") available prior to Closing, which shall be not more than 61 days old. The Interim Balance Sheet shall be prepared using the same methodologies and assumptions used in connection with the preparation of Financial Statements (as hereinafter defined), and in accordance with generally accepted accounting principles ("GAAP") applicable to interim financial statements. The Interim Balance Sheet shall also be used for purposes of determining the initial principal balance of the Medicare Reconciliation Note and the amount of cash to be delivered by Buyer to Seller with respect to the Medicare Reconciliation Note.

     For the purpose of the Initial Working Capital, "SELLER'S INITIAL NET WORKING CAPITAL" shall be equal to THE SUM OF (A) the amounts set forth on
SCHEDULE 1.5.1(A); PLUS (B) the amount of any capital expenditures made by Seller from and after December 1, 1997 until the Cut-Off Point (as defined at Section 2.1); MINUS (C) the amount of Seller's capital leases obligations assumed by Buyer, specifically excluding the lease from Bell Atlantic Tricon Leasing Corporation relating to CRH.

     (b) No increase to Seller's Initial Net Working Capital shall be effected with respect to (i) any single item involving a capital expenditure in excess of $25,000, or (ii) within any 30 day period, any two or more items involving capital expenditures in excess of $50,000, in either case unless Seller shall have obtained Buyer's prior written consent to such expenditure. Buyer hereby acknowledges that it has consented to the capital expenditures described in SCHEDULE 1.5.1(B), but such consent is limited as to scope and dollar amount as described in SCHEDULE 1.5.1(B).

     In order that Buyer may know the methodology to determine Seller's Initial Net Working Capital, attached hereto as SCHEDULE 1.5.1(C) is a determination of Seller's Net Working Capital based upon the October 31, 1997 unaudited balance sheet of Seller and Seller hereby agrees to use the same methodology (as may be supplemented by the working papers thereto) to prepare SCHEDULE 1.5.1(A).

     1.6 WORKING CAPITAL DETERMINATION. (a) Not more than 60 days after the Closing Date (i) Seller shall deliver to Buyer the balance sheet for Seller with respect to the Business as of the Cut-Off Point (the "CLOSING BALANCE SHEET"). The Closing Balance Sheet shall be prepared using the same methodologies and assumptions used in connection with the preparation of the Interim Balance Sheet, except as modified herein. The amount of the Medicare Reconciliation Note shall be determined from the Closing Balance Sheet.

     (b) The "WORKING CAPITAL" shall be an amount equal to the value of Seller's Net Working Capital (as hereinafter defined) as of the date of, and based upon the Closing Balance Sheet.

     (c) For the Working Capital, "SELLER'S NET WORKING CAPITAL" shall be determined using the same methodologies used to determine Seller's Initial Net Working Capital, but using the Closing Balance Sheet.

     (d) No more than three days prior to the Closing Date, Seller and Buyer shall conduct a physical inventory of the inventory and supplies on hand at the Hospital. Based on such inventory, and Seller shall value the supplies using the same methodology as Seller used in SCHEDULE 1.5.1(C) and Seller shall prepare a schedule thereof. In calculating the Working Capital, the amount of the inventory supplies shall be increased or decreased, as appropriate, to reflect the value of the additions to, and deletions from, the inventory and supplies between the inventory date and the Cut-Off Point.

     1.7 PAYMENT OF POST-CLOSING WORKING CAPITAL ADJUSTMENT; DISPUTE RESOLUTION. (a) On or before 90 days after the Closing Date, Buyer will pay to Seller the amount by which Working Capital exceeds Initial Seller's Working Capital, or Seller will pay to Buyer the amount by which Seller's Working Capital is less than Seller's Initial Working Capital, in each case adjusted for differences in the amount of the Medicare Reconciliation Note as determined from the Interim Balance Sheet and the Closing Balance Sheet. Simultaneously with Seller's delivery of the Closing Balance Sheet to Buyer, Seller shall deliver a schedule to Buyer detailing any adjustments between the amount of the Purchase Price paid at Closing and any required adjustments resulting from the determination of Working Capital and adjustments to the principal amount of the Medicare Reconciliation Note.

     (b) In the event that Seller and/or Buyer shall dispute the working capital determination to be effected hereunder and such dispute is not resolved to the mutual satisfaction of Seller and Buyer within 90 days after the Closing Date, Seller and Buyer shall each have the right to require that such disputed determinations be submitted to Coopers & Lybrand LLP acting as experts and not as arbitrators, or to such other certified public accounting firm as Seller and Buyer may then mutually agree upon in writing, for computation or verification in accordance with the provisions of this Agreement and interpretation, where applicable, in accordance with GAAP. The certified public accounting firm so selected shall use its best efforts to make the computations or verifications within 60 days of their engagement. Both Seller and Buyer shall provide such access to the books and records of Seller as may be requested by such certified public accounting firm. The foregoing provisions for certified public accounting firm review shall be specifically enforceable by the parties; the decision of such accounting firm shall be final and binding upon Seller and Buyer; there shall be no right of appeal from such decision; and such accounting firm's fees and expenses for each such disputed determination shall be borne by the party whose determination has been modified by such accounting firm's report or by both parties in proportion to the relative amount each party's determination has been modified.

     1.8 RECEIVABLES. Seller shall promptly remit to Buyer any payments it may receive which constitute payments of accounts receivable of Buyer, including any of the Accounts Receivable purchased pursuant to this Agreement. Seller also shall promptly remit to Buyer any payments it may receive which constitute payments with respect to the Medicare Receivables that Seller is obligated to pay to Buyer pursuant to the Medicare Reconciliation Note. Buyer shall promptly remit to Seller any payments it may receive that constitute payments of the Excluded Receivables except payments it may receive which constitute payments with respect to the Medicare Receivables that Seller is obligated to pay to Buyer pursuant to the Medicare Reconciliation Note. Seller shall provide Buyer with such agreements as may be necessary to permit Buyer to negotiate, deposit and otherwise receive for its own account the Assets and receive payments on the Medicare Reconciliation Note.

     1.9 EARNEST MONEY DEPOSIT AGREEMENT. On the date this Agreement is executed and delivered by the parties hereto and as a condition to the effectiveness of this Agreement, Paracelsus, Seller, Buyer and System will execute the Earnest Money Deposit Agreement providing for a deposit in the initial amount of $2,000,000 as an "Earnest Money Deposit" to be held and disbursed pursuant to the terms and conditions of the Earnest Money Deposit Agreement.

     2.   CLOSING.

     2.1 CLOSING. Subject to the conditions set forth in Articles 7 and 8 hereof, the consummation of the sale and purchase of the Assets contemplated by and described in this Agreement (the "Closing") shall take place in San Francisco, California, at the offices of Davis Wright Tremaine LLP or other agreed upon location, at 10:00 A.M. local time (a) on February 27, 1998 (if the applicable waiting periods required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and all regulations promulgated thereunder (the "HSR Act"), shall have expired or been terminated, or (b) such date as may be agreed by the parties, not to extend past 180 days from the date of this Agreement set forth in the preamble hereof, unless within the 60 day period commencing on the 120th day from the date of this Agreement set forth in the preamble hereof, the applicable waiting period required by the HSR Act shall have terminated, in which case, Buyer may elect to extend Closing for a period not to exceed 60 days from the date such applicable waiting period under the HSR Act shall have terminated. The date on which the Closing occurs is referred to herein as the "CLOSING DATE." The Closing of the transactions shall be deemed to be effective as of 11:59 P.M. (California time) on the Closing Date or such other time which the parties may mutually designate in writing. The time at which the Closing shall be deemed to be effective is referred to herein as the "CUT-OFF POINT."

     2.2 ACTION OF SELLER AT CLOSING. At the Closing, Seller shall deliver or shall cause to be delivered to Buyer the following:

          (a) a grant deed or deeds in recordable form, conveying to Buyer fee title to the Real Property interests that are designated in
     SCHEDULE 1.1(A) as parcels that are owned in fee simple by Seller, subject only to Permitted Encumbrances;

          (b) the Assignment and Undertaking;

          (c) bills of sale and assignments conveying and assigning to Buyer all other Assets;

          (d) copies of corporate resolutions duly adopted by the respective Boards of Directors of Seller and by the shareholder of Seller, authorizing and approving each such corporation's performance of the transactions contemplated hereby and the execution and delivery of the documents described herein, certified as true and of full force as of Closing by appropriate officers of each such corporation;

          (e) certificates, dated as of the Closing Date, of appropriate officers of each of Seller certifying that, to the best of such officer's knowledge and belief, as of Closing all of the respective representations and warranties by or on behalf of Seller contained in this Agreement are true and correct and all respective covenants and agreements of Seller to be performed prior to or as of Closing pursuant to this Agreement have been performed;

          (f) certificates of incumbency, dated as of the Closing Date, for the officers of each Seller making certifications for Closing, or executing deeds, the Assignment and Undertaking, the bill of sale, the Information Systems Agreement (as hereinafter defined), the Medicare Reconciliation Note, other agreements delivered at Closing or this Agreement;

          (g) certificates of corporate existence or good standing certificates of each of Seller and Paracelsus from the State of California, dated the most recent practical date prior to Closing;

          (h) subject to Section 1.2 hereof, all of Seller's Contracts, Leases, commitments, books, records and other data relating to the Assets, and simultaneously with such delivery and Seller will take all such steps as may reasonably be required to put Buyer in actual possession and operating control of the Assets;

          (i) the Information Systems Agreement;

          (j) any documents required by the Title Company (as defined herein) in order for the Title Company to deliver the Title Policies (as defined herein) subject only to the Permitted Encumbrances;

          (k) such agreements as may be necessary to permit Buyer to negotiate, deposit and otherwise receive for its own account the Assets and receive payments on the Medicare Reconciliation Note; and

          (l)  the Medicare Reconciliation Note.

     2.3 ACTION OF BUYER AT CLOSING. At the Closing, Buyer shall deliver to Seller the following:

          (a) payment in cash or immediately available funds of an amount equal to (i) the Purchase Price (less the amount of the Earnest Money Deposit as the same may be increased by the terms of the Earnest Money Deposit Agreement ), plus (ii) Working Capital;

          (b) the Assignment and Undertaking;

          (c) copies of corporate resolutions duly adopted by the Board of Directors of Buyer authorizing and approving Buyer's performance of the transactions contemplated hereby and the execution and delivery of the documents described herein, certified as true and of full force as of Closing by appropriate officers of Buyer;

          (d) certificates, dated as of the Closing Date, of appropriate officers of Buyer certifying that, to the best of such officers' knowledge and belief, as of Closing all of the respective representations and warranties by or on behalf of the Buyer contained in this Agreement are true and correct and all respective covenants and agreements of Buyer to be performed prior to or as of Closing pursuant to this Agreement have been performed;

          (e) a certificate of incumbency, dated as of the Closing Date, for the officers of Buyer making certifications for Closing or executing the Assignment and Undertaking, the Information Systems Agreement, or this Agreement;

          (f) a certificate of corporate existence of Buyer from the State of California, dated the most recent practical date prior to Closing; and

          (g)  the Information Systems Agreement.

     3.   REPRESENTATIONS AND WARRANTIES OF SELLER

     As of the date hereof, Seller represents and warrants to Buyer that:

     3.1 CORPORATE CAPACITY. (a) Seller and Paracelsus are corporations duly organized, validly existing and in good standing under the laws of California, with all requisite corporate power and authority to own, operate and lease their respective properties and to carry on their businesses as now being conducted.

     (b) SCHEDULE 3.1(B) contains a complete and correct copy of the Articles of Incorporation and all amendments thereto to the date hereof and the Bylaws as presently in effect of Seller and Paracelsus.

     3.2  CORPORATE POWERS; ABSENCE OF CONFLICTS WITH OTHER AGREEMENTS,
ETC.   (a)  The execution and delivery by Seller and Paracelsus of this
Agreement and the performance of this Agreement and the other agreements and transactions contemplated hereby to be executed and performed by Seller and Paracelsus:

          (i) are within Seller's and Paracelsus' respective corporate powers, are not in contravention of the terms of Seller's or Paracelsus' Articles of Incorporation, Bylaws or any amendments thereto;

          (ii) except as set forth on SCHEDULE 3.2, upon the Closing, (A) will not result in any breach or acceleration of maturity of any indenture, agreement, lease or instrument, to which Seller or Paracelsus is a party or by which Seller or Paracelsus or any of the Assets is bound, (B) will not constitute a violation of any judgment, decree, or order of any court of competent jurisdiction applicable to Seller or Paracelsus, (C) will not violate any law, rule or regulation of any governmental authority applicable to the Seller, Paracelsus, the Business or any of the Assets and (D) will not require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority.

     (b) This Agreement has been duly and validly executed and delivered by Seller and Paracelsus, and, as of the Closing, the other agreements and instruments contemplated hereby to be executed and delivered by Seller and/or Paracelsus will have been duly and validly executed and delivered by Seller and, where applicable, Paracelsus. Upon approval of this Agreement and the other agreements and instruments contemplated hereby by the Board of Directors of Seller and Paracelsus, this Agreement will constitute, and upon such approval and their execution and delivery, the other agreements and instruments contemplated hereby to be executed and delivered by Seller and/or Paracelsus will constitute, the valid, legal and binding obligation of each of Seller and, where applicable, Paracelsus, enforceable against each of them in accordance with their respective terms except as such enforceability may be limited by bankruptcy, reorganization, insolvency, or other laws affecting the enforcement of creditors' rights generally or the availability of equitable remedies.

     3.3 FINANCIAL STATEMENTS. SCHEDULE 3.3 hereto consists of true, correct and complete copies of the unaudited income statement of Seller with respect to the Business for the nine months ended October 31, 1997 (the "INCOME STATEMENT"), and the Balance Sheet as of the end of such period (the Income Statement and the Balance Sheet are referred to collectively as the "FINANCIAL STATEMENTS"). The Income Statement has been prepared from and is in accordance with the books and records of Seller, and fairly presents the operations of Seller for the period indicated, except (a) as indicated by the notes thereto and (b) with respect to any changes which would result from year-end audit adjustments which in the aggregate are not materially adverse to the business or financial condition of Seller.

     3.4 POST-BALANCE SHEET RESULTS. Since October 31, 1997, with respect to the Assets there has not been:

          (a) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the Assets, taken as a whole;

          (b) any sale, lease, transfer or disposition by Seller of the Assets except sales of inventories, supplies or accounts receivable and except for sales, leases, transfers or dispositions of non-material portions of the Assets in the ordinary course of Seller's business; or

          (c) any change or the occurrence of any fact or condition which may be reasonably expected to have a material adverse effect on the Business or the value of the Assets, other than such changes, facts and conditions, if any, generally affecting the hospital service area in which the Hospital is located, generally affecting the healthcare industry, or resulting from the announcement of the transactions contemplated hereby.

     3.5 LICENSES. Seller has all licenses and permits relating to the ownership of the Assets and operation of the Business as are necessary and required for such ownership and operation except where the failure to obtain such licenses or permits would not have a material adverse effect on the ownership of the Assets or the operation of the Business. SCHEDULE 3.5 hereto contains a complete description of all material licenses, permits, franchises, certificates of need, certificate of need applications, and PRO memos, if any, and their respective dates of termination or renewal, owned or held by Seller relating to the ownership, development or operation of the Assets or the Business, together with any formal and specific notices or directives received by Seller from the agency responsible for such
SCHEDULE 3.5 item, for which noncompliance with such notice or directive would likely cause the revocation, suspension or diminution in term for such item, all of which are, to Seller's knowledge, in good standing.

     3.6 CERTAIN CONTRACTS. SCHEDULE 3.6 lists all contracts to which Seller is a party involving obligations in respect of the Business for payment, performance of services or delivery of goods in excess of $5,000 or which require Seller to continue to perform for a period of longer than 12 months ("SCHEDULED CONTRACTS"). Seller has delivered or made available to Buyer true and correct copies of all Scheduled Contracts. Except as set forth in SCHEDULE 3.6, all of the Contracts which Buyer has agreed to assume pursuant to the Assignment and Undertaking are valid and binding obligations of the parties thereto, are in full force and effect, and are enforceable against the parties thereto in accordance with their respective terms. To the best of Seller's knowledge, neither Seller nor any of the other parties to those Contracts which Buyer has agreed to assume pursuant to the Assignment and Undertaking (i) are in default under such contracts or (ii) consider Seller to be in default thereunder. Except as expressly noted in SCHEDULE 3.6, to the best of Seller's knowledge, no party to any of those Contracts which Buyer has agreed to assume pursuant to the Assignment and Undertaking intends to terminate or adversely modify its agreement(s) with respect thereto, or adversely change the volume of business done thereunder.

     3.7 CERTAIN LEASES. SCHEDULE 3.7 lists all leases to which Seller is a party in respect of the Business involving annual obligations on the part of Seller for the payment of rent in excess of $5,000 or involving rental of real property by Seller as lessor, lessee, sublessor or sublessee ("SCHEDULED LEASES"). Seller has delivered or made available to Buyer true and correct copies of all Scheduled Leases. All of the Scheduled Leases which Buyer has agreed to assume pursuant to the Assignment and Undertaking are valid and binding obligations of the parties thereto, are in full force and effect, and are enforceable against the parties thereto in accordance with their terms; and to the best of Seller's knowledge, no event has occurred including, but not limited to, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby which (whether with or without notice, lapse of time or both) would constitute a default thereunder. To the best of Seller's knowledge, neither Seller nor any of the other parties to any of those Scheduled Leases which Buyer has agreed to assume pursuant to the Assignment and Undertaking (i) is in default under any such Scheduled Lease or (ii) considers Seller to be in default thereunder. Seller has not, as lessor under any such Scheduled Lease, accepted prepaid rent more than one month in advance or waived any rights or obligations thereunder. No consents are required for Seller's assignments of the Scheduled Leases to be assigned except as disclosed in SCHEDULE 3.7.

     3.8 TITLE TO PROPERTIES AND RELATED MATTERS. On the Closing Date Seller will hold and convey to Buyer good, valid and marketable title to all of the Assets free and clear of all title defects, liens, pledges, claims, charges, rights of first refusal (or other claims of interest), security interests or other encumbrances except as otherwise hereinafter provided. On the Closing Date, neither the Real Property owned by Seller nor designated in SCHEDULE 1.1(A) as a Real Property interest for which a Title Policies shall be obtained, will be subject to any recorded mortgages, deeds of trust, liens, encumbrances, easements, rights of way, claims, charges, equities, covenants, conditions, restrictions, reservations, limitations or other matters affecting such Real Property or Real Property interest except (i) those matters set forth in SCHEDULE 3.8(A); (ii) unrecorded leases as set forth in SCHEDULE 1.1(D); (iii) liens for current taxes and assessments; (iv) zoning and building laws, ordinances, resolutions and regulations; (v) such inchoate unfiled mechanics', carriers', workmen's, repairman's and other statutory liens, if any, which liens do not in the aggregate exceed $25,000 in amount; (vi) those matters set forth in Schedule B, Part 1, Exceptions from Coverage shown on the title insurance commitment for Real Property (Order No. 4-62797DMS) issued by the Title Company (defined below) and dated November 21, 1997, as the same may be revised following receipt of a survey of each property but only to the extent that Seller has not created or caused any such matters, or has no knowledge of any such matters, or has disclosed them in this Agreement; (vii) rights-of-way, building or use restrictions, exceptions, variances, reservations or other limitations or matters affecting title to or use of the Real Property (excluding any variance or nonconforming use known to Seller but not disclosed in this Agreement) which do not materially impair the value of the Real Property or materially interfere with or impair the current use of the Real Property or any portion thereof or for which title insurance coverage is being provided to Buyer; (viii) such easements, rights-of-way, covenants, conditions, restrictions, reservations, limitations and other encumbrances as do not materially interfere with or impair the current use of the Real Property or any portion thereof or materially impair the value of the Real Property, but only to the extent that Seller has not created or caused any such matters, or has no knowledge of any such matters, or has disclosed them in this Agreement, or to the extent they are disclosed as special exceptions in the title commitments provided to Buyer; and (ix) such minor defects, irregularities, encumbrances, easements, rights-of-way, encroachments and clouds on title as typically exist with respect to properties similar in character to such Real Property, are not caused by or through Seller after the date of this Agreement, and as do not (A) materially interfere with or impair the current use and operation or any reasonably foreseeable future development or operation of the Real Property or any part thereof, or (B) materially impair Seller's title to such Real Property, or the value of the Real Property, any portion thereof or Seller's interest therein, or (C) prevent Seller from having good valid and marketable title to the Real Property, or (D) materially limit the scope or coverage of the Title Policies to be issued to Buyer (collectively "PERMITTED ENCUMBRANCES"). SCHEDULES 1.1(A) AND 1.1(D) include true and accurate descriptions of all Real Property owned or leased by Seller and all tangible personal property (excluding cash, property with an aggregate value in a non-material amount and the other Excluded Assets) leased by Seller and reflected on Seller's financial statements. Set forth on SCHEDULE 3.8(B) is a list of the most current title insurance policies, commitments or binders issued to Seller with respect to any of the Real Property or any portion thereof, and true and accurate copies thereof have been supplied to Buyer. Seller is not aware of and has not received any notice from any governmental agency of any violation of any building, zoning or other law, ordinance or regulation in respect of such property or structures or their use by Seller. To the best knowledge of Seller and other than as set forth on SCHEDULE 3.8(A), no portion of the Assets is subject to street or utility easements or a condemnation or similar proceeding. The Assets consisting of owned personal property are subject to no liens or encumbrances except the security interests of record set forth on SCHEDULE 3.8(C), which Schedule is a copy of a Uniform Commercial Code ("UCC") search duly obtained by Seller in the last 30 days and which search shows security interests of record relating to such Assets in the State of California. Seller agrees to remove all security interests relating to property interests of Seller included in the Assets reflected on such UCC search, if any, prior to the Closing (except those approved by Buyer in writing) and to remove any other security interests filed with respect to such Assets between the date of such UCC search and the date of Closing. SCHEDULE 3.8(D) describes all construction work, if any, which Seller or its predecessors have contracted for and which is presently in progress in respect of the Business, and also contains a good faith estimate, as of the date of this Agreement, of the cost to complete each such project.

     3.9 EMPLOYEE BENEFIT PLANS. SCHEDULE 3.9 lists any "employee benefit plans" that are described in the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), that cover one or more employees of Seller and that are sponsored or contributed to by Seller (other than any defined contribution "employee pension benefit plan" as defined in ERISA, that does not require any contribution by Seller, any paid time-off policy or vacation/holiday/sick leave policy, and any "employee welfare benefit plan" as defined in ERISA, that is sponsored by Seller). Neither Seller nor, to the best knowledge of Seller and Paracelsus, any other person has engaged in a transaction with respect to any employee benefit plan listed or required to be listed on SCHEDULE 3.9 which could subject Buyer to a penalty under ERISA or a tax under the Internal Revenue Code of 1986, as amended (the "CODE"). Each of the employee benefit plans listed or required to be listed on SCHEDULE 3.9 has been operated and administered in accordance with applicable law, including without limitation ERISA, except for any such failure which would not subject Buyer to any penalty or other liability. Seller has not incurred nor presently expects to incur any liability under Title IV of ERISA that could result in liability to Buyer. Each employee benefit plan listed or required to be listed on SCHEDULE 3.9 that is a group health plan within the meaning of Section 5000(b)(1) of the Code is in compliance with the provisions of Section 4980B(f) of the Code, except for any such non-compliance which would not subject Buyer to any penalty or liability.

     3.10 LITIGATION OR PROCEEDINGS. SCHEDULE 3.10(A) contains a list of each lawsuit or legal proceeding to which Seller is a party and which arose out of or in connection with the Business or, to Seller's knowledge, which has been threatened against Seller in connection with the Business. Except as disclosed on SCHEDULE 3.10(B), Seller has not received notice of any formal or informal investigations or proceedings of the California Department of Health Services, the United States General Accounting Office, the Health Care Financing Administration, the Department of Justice, the Federal Trade Commission or other similar governmental agencies (except for any investigations being conducted in the ordinary course of business and applicable to all hospitals) with respect to the Business. There are no such claims, actions, proceedings or investigations of which Seller has received written notice pending or, to the best knowledge of Seller, threatened challenging the validity or propriety of the transactions contemplated by this Agreement. Except as disclosed in SCHEDULE 3.10(B), Seller is not now, or has never been, a party to any injunction, order, or decree restricting the method of the conduct of the Business or the marketing of any of the Business' services, nor, except as disclosed on
SCHEDULE 3.10(B), has any governmental agency investigated or requested (other than on a routine basis) information with respect to such methods of business or marketing of services; Seller has not received any notice that Seller currently violates any federal, state, or local law, ordinance, rule or regulation, which could have an adverse effect on the Business and, to the best of Seller's knowledge, no such claim is or has been threatened; and there have been no developments materially adverse to Seller with respect to any pending or threatened claim, action or proceeding of an administrative or judicial nature, including but not limited to those referred to in SCHEDULES 3.10(A) AND (B), and including without limitation any such pending or threatened claim, action or proceeding arising from or relating to (i) the assertion by any governmental authority of any retroactive adjustment of the sums which Seller was entitled to receive pursuant to government or third party reimbursement programs such as (but not limited to) Medicare and Medi-Cal, or (ii) any allegation by any governmental authority of fraud or abuse by any current or former officers or employees of Seller in connection with the making of any application for reimbursement pursuant to the government or third party reimbursement programs referred to in the preceding clause (i) while such individuals were officers or employees of Seller.

     3.11 INSURANCE. SCHEDULE 3.11 summarizes the professional and general liability insurance policies covering the Business, and the property insurance policies covering the Assets, which SCHEDULE 3.11 reflects the policies' numbers, terms, identity of insurers, amounts and coverage. All such policies are currently in effect and to the best knowledge of Seller there are no defaults or alleged defaults thereunder.

     3.12 SELLER'S EMPLOYEES. (a) SCHEDULE 3.12 contains a list of all of Seller's employees as of December 1, 1997, which list includes the then current estimated annualized salaries based on then current hourly wage rates and scheduled hours worked, department and job title or other summary of the responsibilities of such employees, any severance arrangements with such employees. Since December 1, 1997 there has not been any increase in the compensation payable or to become payable by Seller to any of its officers, employees or agents, or any bonus payment or arrangement made to or with any such person, nor has there been any change in Seller's personnel policies, except (in either case) in the ordinary course of Seller's business in accordance with established personnel policies or except as described in SCHEDULE 3.12.

     (b) Except as set forth on SCHEDULE 3.12, none of Seller's employees are employed by Seller pursuant to an employment agreement and/or severance agreement. SCHEDULE 3.12 includes a list of all employees of Seller (other than "part-time employees" as such term is defined in the Worker Adjustment and Retraining Notification Act, hereinafter referred to as the "WARN Act") who have been terminated or laid-off or whose employment with Seller otherwise has ceased since November 1, 1997.

     3.13 LABOR MATTERS. Seller does not have any collective bargaining agreements with any labor union and there are no current negotiations with a labor union. Seller is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice except where such non-compliance would not have a material adverse effect on the Business or the Assets. Seller has not received any notice of an unfair labor practice complaint against Seller pending before the National Labor Relations Board. There is no labor strike, dispute, slowdown or stoppage actually pending against or affecting Seller, nor has Seller received notice of any threatened labor strike, dispute, slowdown or stoppage. No grievance which might have an adverse effect on Seller or any such arbitration proceeding arising out of or under collective bargaining agreements is pending and Seller has no knowledge that any claim therefor exists. Seller has not experienced any employee strikes since the date it acquired the Business. Seller will advise Buyer of any such labor dispute which shall arise before the Closing.

     3.14  CERTAIN REPRESENTATIONS WITH RESPECT TO THE BUSINESS.

     (a) The Hospital has current contractual arrangements with third party payors. A complete and accurate copy of the existing third party payor contracts of the Hospital has been furnished or made available to Buyer. The Hospital is presently in compliance with all of the terms, conditions and provisions of such contracts except where failure to be in compliance would not have a material adverse effect on the Business or the Assets. SCHEDULE 3.14(A) lists all third-party payor and managed care agreements which are currently in effect and identifies all risk pools to which Seller is a party.

     (b) The Hospital is accredited as a general hospital by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") and complete and accurate copies of its most recent survey reports, lists of deficiencies, if any, and Certificates of Accreditation relating to the Hospital have been furnished or made available to Buyer.

     (c) The Hospital is qualified for participation in the Medicare program. A complete and accurate copy of each existing Medicare contract has been furnished or made available to Buyer. The Hospital is presently in compliance with all of the terms, conditions and provisions of such contracts except where failure to be in compliance would not have a material adverse effect on the Business or the Assets.

     (d) The Hospital is qualified for participation in the Medi-Cal program. A complete and accurate copy of Seller's existing Medi-Cal contracts have been furnished or made available to Buyer. The Hospital is presently in compliance with all of the terms, conditions and provisions of such contracts except where failure to be in compliance would not have a material adverse effect on the Business or the Assets.

     (e) The Hospital participates in the CHAMPUS program. The Hospital is presently in compliance in all material respects with all of the terms and conditions of such participation except where failure to be in compliance would not have a material adverse effect on the Business or the Assets.

     (f) Complete and accurate copies of all fire marshal reports in Seller's possession or, to the best of Seller's knowledge, available to Seller with respect to the Hospital after January 1, 1997, have been, or will be prior to Closing, furnished to Buyer.

     (g) Seller has not received any written notice from any applicable governmental agency, nor does it have knowledge, of any violation of local building codes, ordinances or zoning laws applicable to the Hospital.

     (h) Copies of all licensure survey reports of the Hospital by the California Department of Health Services issued from and after January 1, 1996, that are in Seller's possession have been, or will be prior to Closing, supplied or made available to Buyer.

     (i) Copies of the Bylaws of the medical staffs of the Hospital, together with copies of minutes of meetings thereof since January 1, 1996, that are in Seller's possession have been supplied or will prior to Closing be made available to Buyer. No proceedings are pending or, to the best of Seller's knowledge, threatened, seeking to remove or limit the privileges of any member of the Hospital's medical staffs or appealing any such decision of such medical staff.

     (j) The Hospital is licensed by the California Department of Health Services as a general acute care hospital authorized to operate 123 beds in its existing location in Chico, California. CCH is presently in compliance with all the terms, conditions and provisions of such license except where failure to be in compliance would not have a material adverse effect on the Business or the Assets. SCHEDULE 3.14(J) contains a copy of such license. The facilities, equipment, staffing and operations of CCH satisfy the applicable hospital licensing requirements of the State of California except where failure to be in compliance would not have a material adverse effect on the Business or the Assets.

     (k) The Hospital currently has a memorandum of understanding with the appropriate peer review organization, and complete and accurate copies of all such memoranda of understanding have been furnished or made available to Buyer, or will prior to Closing be made available to Buyer.

     (l) Seller is in material compliance with all applicable laws and regulations that relate to the Assets and Business, except where the failure thereof would not have a material adverse effect on the Business.

     (m) Seller has not received any written notice of, nor has knowledge of, any threatened termination, cancellation or limitation, or other material adverse modification or change in, Seller's relationship with any payor, physician, medical group (including IPAs), the medical staff or suppliers.

     3.15 REIMBURSEMENT MATTERS. Seller has delivered or made available to Buyer complete copies of all Medicare cost reports and related forms that have been filed during the past three years with respect to the Business. Seller has not received any written notices that either Medicare or Medi-Cal has any claims against it which may reasonably be expected to result in consolidated net offsets against future reimbursement in excess of that provided for in such Financial Statements. Seller has not been indicted, convicted or, to the best of Seller's knowledge, subject to an investigation of the Office of Inspector General of the Department of Health and Human Services (the "OIG") or other applicable government agency, or received a notice from the OIG or other applicable government agency, with respect to a violation or an alleged violation of the Medicare and Medi-Cal fraud and abuse provisions of the federal Social Security Act or the physician ownership and referral provisions of the Ethics in Patient Referral Act, and to the best of Seller's knowledge, has Seller not committed a violation of any of such provisions.

     3.16 TAXES. Seller has filed all tax returns required by law to be filed by it and has paid all taxes, assessments and other governmental charges shown thereon as due and payable, other than those presently payable without penalty or interest or those being contested in good faith by appropriate procedures. There are no liens with respect to taxes (except for liens with respect to real property taxes not yet due) upon any of the Assets. Seller has not conducted the Business or engaged in any transaction which would cause the transaction contemplated hereby to be taxable under the California sales and use tax laws.

     3.17 ENVIRONMENTAL. Except as disclosed in the McLaren/Hart Phase I Site Assessment of the Chico Community Hospital Acute Care Facility (October 29, 1997) obtained by Buyer relating to the Assets (the
"Environmental Reports"):

          (a) Seller is currently, and at all times has been, in compliance with all Environmental Laws (as defined below) except where failure to comply with such Environmental Laws would not have a material adverse effect on the Business;

          (b) Seller has all permits, authorizations or other approvals required under environmental laws to operate the Assets and the Real Property, and is in compliance with all such permits, authorizations and approvals except where failure to comply with such permits, authorizations or approvals, individually or in the aggregate, would not have a material adverse effect on the Business;

          (c) Seller has not generated, handled, stored, disposed of or released any Hazardous Substance (as defined below) on any of the Real Property, except in compliance with applicable Environmental Laws except where failure to comply with such Environmental Laws, individually or in the aggregate, would not have a material adverse effect on the Business;

          (d) There are no polychlorinated biphenyls (PCBs) or transformers, capacitors, ballasts or other equipment that contains dielectric fluid containing PCBs at levels in excess of fifty parts per million (50 ppm) present, constructed, placed, deposited, stored, disposed of or located on the Real Property;

          (e) There are currently no aboveground or underground storage tanks for the storage of Hazardous Substances located on the Real Property, and, to the best knowledge of Seller, there have never been any such aboveground or underground storage tanks located on the Real Estate Property;

          (f) Seller has not received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that Seller is not in full compliance with Environmental Laws. There is no Environmental Claim (as defined below) pending or threatened against Seller or with respect to the Assets.

          (g) There are no present or, to the best of Seller's knowledge, past actions, activities, circumstances, conditions, events or incidents, including, without limitation, the generation, storage, release, emission, discharge, presence or disposal of any Hazardous Substance, that could form the basis of any Environmental Claim against Seller under any Environmental Law in effect at any time at or prior to the Closing.

          (h) The inclusion of any item disclosed in SCHEDULE 3.17 and the inclusion of the reference to the Environmental Reports hereinabove does not constitute an admission by Seller, Paracelsus or Buyer that any matters disclosed in such schedule or Environmental Report constitutes a violation of any Environmental Law.

     The following terms shall have the following meanings:

     "ENVIRONMENTAL CLAIM" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Hazardous Substances at any location, whether or not owned or operated by the Seller or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     "ENVIRONMENTAL LAWS" means the federal, state (including specifically, but not by way of limitation, the State of California), and local environmental, health or safety laws, regulations, ordinances, rules and policies and common law in effect on the date hereof and the Closing Date relating to the generation, use, refinement, handling, treatment, removal, storage, production, manufacture, transportation, disposal, arranging for disposal, emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to protection of human health, worker safety or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), as the same may be amended or modified to the date hereof and the Closing Date, including, without limitation, the statutes and regulations listed below:

     Federal Resource Conservation and Recovery Act of 1976, 42 U.S.C.
<section> 6901, ET SEQ.

     Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. <section> 9601, ET SEQ.

     Federal Clean Air Act, 42 U.S.C. <section> 7401, ET SEQ.

     Federal Water Pollution Control Act, Federal Clean Water Act of 1977, 33 U.S.C. <section> 1251, ET SEQ.

     Federal Insecticide, Fungicide, and Rodenticide Act, Federal Pesticide Act of 1978, 7 U.S.C. <section> 136, ET SEQ.

     Federal Hazardous Materials Transportation Act, 49 U.S.C. <section> 1801, ET SEQ.

     Federal Toxic Substances Control Act, 15 U.S.C. <section> 2601, ET
SEQ.

     Federal Safe Drinking Water Act, 42 U.S.C. <section> 300f, ET SEQ.

     Federal Occupational Safety & Health Act of 1970, 29 U.S.C. <section> 651, ET SEQ.

     Medical Waste Tracking Act of 1988, 42 U.S.C. <section> 6992, ET SEQ.

     Marine Protection Research & Sanctuaries Act of 1972, 33 U.S.C.
<section> 1401, ET SEQ.

     The Act to Prevent Pollution from Ships, 33 U.S.C. <section> 1901, ET
SEQ.

     California Environmental Quality Act of 1970 (CEQA), California Government Code, <section>65914.

     California Hazardous Waste Control Law, California Health & Safety Code, Section 25100 et seq..

     Nuclear Regulatory Commission Regulations, 10 C.F.R. Part 20 and 10 C.F.R. Part 61.

     Public Health Service Regulations, 42 C.F.R. Part 72.

     Food & Drug Administration Regulations, 21 C.F.R. Parts 58 and 211.

     U.S. Department of Transportation Regulations, 49 C.F.R. Parts 171-
179.

     U.S. Department of Agricultural Regulations, 9 C.F.R. Parts 50-56.

     U.S. Postal Service Regulations, 39 Part III.

     "HAZARDOUS SUBSTANCES" means any toxic or hazardous waste, pollutants or substances, explosives, radioactive materials, or Medical Waste (as defined below), including, without limitation, friable asbestos, asbestos-containing material, PCBs, petroleum products and byproducts, substances defined or listed as "hazardous substance", "toxic substance", "toxic pollutant", or similarly identified substance or mixture, in or pursuant to any Environmental Law.

     "MEDICAL WASTE" means any substance, pollutant, material, or contaminant listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. <section> 6992, ET SEQ., 49 C.F.R. <section> 173, 186, and/or the California Waste Management Act, California Health & Safety Code, <section>117600 et seq.

     3.18 ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent reflected or specifically reserved against (which reserves are believed adequate in amount) in the Financial Statements, to the best of Seller's knowledge, Seller did not have, at the date of such Financial Statements, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) required to be reflected thereon or included therein, except for any liabilities which have been incurred since the dates of such Financial Statements in the ordinary course of business consistent with past practice or which have been discharged or paid in full prior to the date hereof.

     3.19 BROKERAGE. Neither Seller nor Paracelsus has engaged any financial advisor, broker or similar entity in respect of the transactions contemplated hereby which may be entitled to a fee or commission in connection with such transactions, other than ABN-AMRO Chicago Corporation. Any fee due to such firm is solely a liability of Seller and Paracelsus.

     3.20 NO MISLEADING STATEMENTS. No representation or warranty by Seller contained in this Agreement, and no statement contained in any Schedule (including any supplement or amendment thereto) and the documents to be delivered at the Closing by or on behalf of Seller to Buyer or any of its representatives in connection with the transactions contemplated hereby (the Schedules, including any supplement or amendment thereto, and such Closing documents are herein referred to, collectively, as the "ADDITIONAL DOCUMENTS"), contains or will contain any untrue statement of a material fact, or, to the best knowledge of Seller and Paracelsus, omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. Copies of all documents described on any Schedule hereto which have been furnished, provided or made available to Buyer or are hereafter furnished, provided or made available to Buyer are or shall be, to the best of Seller's knowledge, true, correct and complete.

     3.21 DISCLAIMER OF WARRANTIES. The Assets will be sold by Seller and purchased by Buyer in their condition at Closing, "AS IS", WITH NO WARRANTY OF HABITABILITY OR FITNESS FOR HABITATION, with respect to the Real Property, and WITH NO WARRANTIES, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, with respect to the Personal Property and Operating Inventory, any and all of which warranties (both express and implied) Seller hereby disclaims. Nothing in this
Section 3.21 shall be construed to limit the scope or effect of the express representations and warranties contained elsewhere in this Article III.

     4.   REPRESENTATIONS AND WARRANTIES OF BUYER AND SYSTEM.

     As of the date hereof, Buyer and the System represent and warrant to Seller and Paracelsus the following:

     4.1 BUYER AND SYSTEM CAPACITY. (a) Buyer and System are nonprofit public benefit corporations duly organized, validly existing and in good standing under the laws of the States of California, with all requisite corporate power and authority to own, operate and lease their properties.

     (b) SCHEDULE 4.1 contains complete and correct copies of the Articles of Incorporation and all amendments thereto to the date hereof and the Bylaws as presently in effect of Buyer and System.

     4.2 CORPORATE AUTHORIZATION/CONTRACT BINDING. (a) The execution, delivery and performance by Buyer and System of this Agreement and the other agreements and transactions contemplated hereby to be executed and performed by Buyer:

          (i) are within Buyer's and System's corporate powers, are not in contravention of the terms of Buyer's or System's Articles of Incorporation, Bylaws or any amendments thereto and have been duly authorized by the board of directors of Buyer and System; and

          (ii)  except as set forth on SCHEDULE 4.2, on the Closing Date,
     (A) will not result in any breach of any indenture, agreement, lease or instrument to which Buyer or System is a party or by which Buyer or System is bound, (B) will not constitute a violation of any judgment, decree or order of any court of competent jurisdiction applicable to Buyer or System, (C) will not violate any law, rule or regulation of any governmental authority applicable to Buyer or System and (D) will not require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority.

     (b) This Agreement has been duly and validly executed and delivered by Buyer and System, and, as of the Closing, the other agreements and instruments contemplated hereby will have been duly and validly executed and delivered by Buyer and System. This Agreement constitutes, and upon their execution and delivery, the other agreements and instruments contemplated hereby will constitute, the valid, legal and binding obligations of Buyer and System, enforceable against each in accordance with their respective terms except as such enforceability may be limited by bankruptcy, reorganization, insolvency, or other laws affecting the enforcement of creditors' rights generally or the availability of equitable remedies.

     4.3 BROKERAGE. Buyer has not engaged any financial advisor, broker or similar entity in respect of the transactions contemplated hereby which may be entitled to a fee or commission in connection with such transactions.

     5.   COVENANTS OF SELLER PRIOR TO CLOSING.

     Between the date of this Agreement and the Closing Date:

     5.1 INFORMATION. Seller shall afford, to the officers and authorized representatives of Buyer access to the Assets and will furnish to Buyer such additional financial data and other information relating to the Assets or the Business as Buyer may from time to time reasonably request; provided such access shall occur at such time or times as will not disrupt delivery of care to patients. Seller agrees to cooperate reasonably with Buyer in Buyer's efforts (i) to make any required filings and to obtain any governmental approvals necessary in order to consummate the transactions contemplated hereby, (ii) to respond to any governmental investigation of such transactions, and (iii) to defend any legal or administrative proceedings challenging such transactions. Seller will, upon reasonable request, cooperate with Buyer, its representatives and counsel in the preparation of any document or other material which may be required by any governmental agency as a predicate to or result of the transaction herein contemplated. Seller shall provide Buyer, when normally available, monthly statements of income with respect to the Business for the interim period between the effective date of this Agreement and Closing.

     5.2 OPERATIONS. With respect to the ownership of the Assets and the operation of the Business, Seller will use its reasonable best efforts to:

          (a) carry on the Business in substantially the same manner as it has been conducted heretofore and not make any change in personnel (other than in the ordinary course of business) or operations, and not make any change in finance or accounting policies;

          (b) maintain the Assets in as good working order and condition as at present, ordinary wear and tear excepted;

          (c) perform in all material respects Seller's obligations under agreements relating to or affecting the Assets or the Business;

          (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

          (e) use commercially reasonable efforts to maintain and preserve the business organization of Seller intact, retain their present employees and maintain their relationship with suppliers, customers and others having business relations with Seller;

          (f) within a reasonable time prior to Closing, permit Buyer to make offers to any of the personnel who work at the Hospital or otherwise in the Business for employment by Buyer subsequent to the Closing, which personnel shall be allowed by Seller to accept or reject such offers without penalty (for the purpose of this Section 5.2(f), "penalty" shall not be interpreted to refer to the availability, or lack of availability of any severance benefit);

          (g) without the consent of Buyer, which will not be unreasonably withheld, Seller will not incur or commit to any obligation with respect to (i) individual purchase orders in excess of $40,000 for supplies or equipment, (ii) within any 30 day period, any two or more purchase orders in excess of $450,000, (iii) any single capital expenditure in excess of $25,000, or (iv) within any 30 day period, any two or more items involving capital expenditures in excess of $50,000; and

          (h) except in the ordinary course of business, Seller will not enter into, amend, or cancel Scheduled Contracts or Scheduled Leases that will be assumed by Buyer, without Buyer's prior written consent.

     5.3 CERTAIN CHANGES. Without the prior written consent of Buyer, which consent will not be unreasonably withheld, Seller will not:

          (a) sell or agree to sell any of the Assets except for the depletion of inventories in the ordinary course of business; or

          (b) engage in any transaction out of the ordinary course of business, including any sale, transfer, lease, encumbrance or granting of a lien upon or a security interest in any portion of the Assets (except as provided in Section 5.3(a) above).

     5.4 CASUALTY. If, prior to the Closing, the Hospital's facilities or other Assets sustain damage or destruction that Seller has not repaired prior to Closing, then the following provisions shall apply:

     (a) If --

          (i) such damage or destruction results in either Hospital facility being unusable for its current purpose, or

          (ii) the cost to repair such damage or destruction, or to replace such damaged or destroyed facilities or other Assets
          (collectively, the "Cost to Repair"), is greater than $2,500,000 and Seller does not have insurance coverage therefor,

          then Buyer may elect either (1) to terminate this Agreement and all obligations of the parties hereunder or (2) to complete the transactions contemplated herein and receive as a credit to the Purchase Price the amount of such Cost to Repair and thereafter Seller shall have no obligation to repair such damage or destruction;

     (b) If subparagraph (a) does not apply, then:

          (i) If Seller has insurance coverage for the Cost to Repair any damage or destruction, then Buyer may elect either (1) to receive from Seller all of the proceeds of such insurance paid or payable and pay to Seller the full Purchase Price hereunder or (2) to allow Seller to retain all such insurance proceeds subject to a reduction of the Purchase Price in the amount thereof; and

          (ii) If and to the extent that the Cost to Repair any damage or destruction is not covered by insurance, including without limitation costs that are subject to a deductible or self-insured retention, then the Purchase Price shall be reduced by an amount equal to that portion of the Cost to Repair such damage or destruction that is not covered by insurance.

     5.5  TITLE MATTERS.

     (a) At the Closing, Seller shall convey to Buyer free and clear of all liens and encumbrances except the Permitted Encumbrances good, marketable and insurable fee simple title to all of the Real Property designated in SCHEDULE 1.1(A) as parcels that are owned by Seller, and all rights, privileges and easements appurtenant thereto. Such conveyances shall be made by duly executed and acknowledged grant deeds (or assignments with warranty of good title with respect to the portions of the Real Property leased to Seller) which deeds and assignments shall be in the form of APPENDIX 5.5 hereto (such deeds and assignments are herein collectively referred to as "SELLER'S DEEDS"). Evidence of delivery of such good, marketable and insurable title shall be the issuance of one or more ALTA Owner's Policies of Title Insurance [(10-17-92)] with extended coverage, in an aggregate amount equal to $___,000,000 (the "Title Policies") which Seller shall deliver to Buyer at the Closing. In the event Seller delivers more than one Title Policy at Closing, each such Title Policy shall be in an amount requested by Buyer, subject, however, to the above limitation on the aggregate amount of such Title Policies. The Title Policies will be issued by Commonwealth Land Title Company 888 W. 6th St., Los Angeles, California 90017 (such company hereinafter called the "TITLE COMPANY"), and shall insure fee simple or leasehold (as applicable) title to the Real Property, and the appurtenant rights, privileges and easements, in the Buyer, subject only to Permitted Encumbrances and such other exceptions as Buyer shall approve in writing. The policies for the Real Property for which "as built" surveys are obtained pursuant to Section 5.5(b)(ii) below shall contain endorsements insuring over all printed or typed general exceptions for which insurance may be obtained by the delivery of such surveys. All Title Policies shall contain a zoning endorsement and such other endorsements as specified herein. Additional endorsements desired by Buyer shall be at Buyer's expense.

     (b) Seller has furnished to Buyer or will furnish to Buyer within 10 days prior to the Closing Date all of the following:

          (i) TITLE INSURANCE COMMITMENTS. With respect to all of the Real Property that are designated in SCHEDULE 1.1(A) as parcels that are owned in fee simple by Seller, a currently dated commitment or commitments for the Title Policies issued by the Title Company in accordance with the requirements set forth in Section 5.5(a) above. All examination fees, title premiums and other costs and expenses relating to such commitments and the Title Policies and all required endorsements shall be paid by Seller at Closing.

          (ii) ALTA SURVEYS. An "as built" survey with respect to the Hospital and each Real Property designated in SCHEDULE 1.1(A) hereto as a Real Property for which an as-built survey shall be obtained. Such surveys shall be prepared by surveyors licensed in the State of California and shall be in accordance with ALTA-ASCM standards for Class A urban-commercial surveys, shall be dated as of a date within 240 days prior to the Closing Date, shall be certified in favor of Buyer and the Title Company, and shall be in sufficient detail to provide the basis for the Title Company to issue the Title Policies without survey exceptions. All such survey costs and expenses shall be paid by Seller.

          (iii) BOUNDARY SURVEYS. Boundary surveys for each Real Property designated in SCHEDULE 1.1(A) as a Real Property for which a boundary survey shall be obtained. Such surveys shall be prepared by surveyors licensed in the State of California. All such survey costs and expenses shall be paid by Seller.

     5.6 BEST EFFORTS TO CLOSE. Seller and Paracelsus shall use their best efforts to proceed toward the Closing and to cause the conditions to Closing to be met as soon as practicable and consistent with other terms contained herein. Seller and/or Paracelsus shall notify Buyer as soon as practicable of any event or matter which comes to Seller's or Paracelsus' attention which may reasonably be expected to prevent the conditions to Seller's obligation being met.

     5.7 INSURANCE RATINGS. Seller shall take all action reasonably requested by Buyer to enable Buyer to succeed to the Worker's Compensation and Unemployment Insurance ratings, insurance policies, deposits and other interests of Seller and other ratings for insurance or other purposes established by Seller; provided, however, that the covenants contained in this sentence shall not require Seller to expend its own funds to satisfy such obligations, nor shall such covenants permit Buyer to acquire Seller's deposits without compensation to Seller. Buyer shall not be obligated to succeed to any such rating, insurance policy, deposit or other interest, except as it may elect to do so.

     5.8 NOTICE; EFFORTS TO REMEDY. Seller will notify Buyer promptly in writing of, and contemporaneously will provide Buyer with true and complete copies of any and all information and documents relating to, and will use their best efforts to cure as soon as practicable (or by any subsequent date agreed upon by the parties), any event, transaction or circumstance occurring that causes or would cause any covenant or agreement of Seller or Paracelsus under this Agreement to be breached, or that renders or would render untrue any representation or warranty of Seller contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Seller and Paracelsus also will use their reasonable best efforts to cure, as soon as practicable (or by any subsequent date agreed upon by the parties), any violation or breach of any representation, warranty, covenant or agreement made by either of them in this Agreement. Seller and Paracelsus shall have a reasonable time within which to effect a cure of such breach or misrepresentations before Buyer may terminate this Agreement (to the extent such remedy is available to Buyer pursuant to Section 11.1(d) hereof); provided, however, that after the date established by the parties for Closing, Buyer may terminate this Agreement (to the extent such remedy is available to Buyer pursuant to Section 11.1(d) hereof) unless such breach or misrepresentation has been cured to the reasonable satisfaction of Buyer . Furthermore, Seller and Paracelsus shall notify Buyer promptly in writing of any event, transaction or circumstance occurring that causes or would cause any covenant or agreement of Buyer under this Agreement to be breached, or that renders or would render untrue any representation or warranty of Buyer contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Buyer shall have a reasonable time in which to effect a cure of such breach or misrepresentation before Seller may terminate this Agreement (to the extent such remedy is available to Seller pursuant to Section 11.1(d) hereof); provided, however, that after the date established by the parties for Closing, Seller may terminate this Agreement (to the extent such remedy is available to Seller pursuant to Section 11.1(d) hereof) unless the breach or misrepresentation has been cured to the reasonable satisfaction of Seller and Paracelsus. The failure of Seller to notify Buyer of any such discovered event, transaction or circumstance shall not release Buyer from any liability to Seller resulting from the breach attendant to such discovered event, transaction or circumstance; provided, however, that, unless Buyer had independent knowledge of such event, circumstance or condition, Buyer's liability shall be limited to the damages that would have nonetheless resulted to Seller had Seller disclosed such discovered event, transaction or circumstance to Buyer prior to Closing.

     5.9 COOPERATION WITH BUYER. Seller shall cooperate in all reasonable respects with Buyer in connection with Buyer's efforts to obtain regulatory consents to and approvals of the transfer of the Licenses described in
SCHEDULE 3.5 hereof. Seller also agrees that upon the written request of Buyer, Seller will use its reasonable best efforts to obtain any consents necessary for the assignment of the contracts and leases to be assumed by Buyer pursuant to the Assignment and Undertaking. The parties agree that Buyer will be primarily responsible for obtaining all such approvals and consents.

     6.   INDEMNIFICATION.

     6.1 INDEMNITY BY BUYER AND SYSTEM. From and after Closing, Buyer and System shall indemnify, defend and hold harmless Seller and Paracelsus and their respective officers, employees, affiliates and agents (collectively, "BUYER INDEMNIFIED PARTIES") from and against any and all liabilities, losses, damages, demands, claims, suits, actions, judgments, causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys' fees, any and all expenses incurred in investigating, preparing and defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "DAMAGES"), asserted against, resulting to, imposed upon, or incurred or suffered by any of them, directly or indirectly, as a result of or arising from the following:

          (i) any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by Buyer or System in this Agreement or the other agreements contemplated hereby;

          (ii) any liability imposed on any Buyer Indemnified Party to the extent such liability has been expressly assumed by Buyer pursuant to the Assignment and Undertaking;

          (iii) any misrepresentation in or any omission from any certificate or other document (collectively, the "BUYER ADDITIONAL DOCUMENTS") furnished or to be furnished by or on behalf of Buyer or System at Closing under this Agreement;

          (iv) any liability, obligation or indebtedness of Buyer or any alleged liability, obligation or indebtedness of Buyer , including without limitation those relating to contractual obligations, liabilities to Medicare or Medi-Cal programs, tax liabilities or professional malpractice or general liability claims, arising out of the operation of the Business after the Cut-Off Point which is imposed on or made against any Buyer Indemnified Party, except to the extent such liability or alleged liability arises out of a liability of Seller that has not been expressly assumed by Buyer pursuant to the Assignment and Undertaking;

          (v) any claims for fees or commissions of a broker, agent or similar entity employed or alleged to have been employed by or on behalf of Buyer in connection with the transactions contemplated hereby; and

          (vi) any liability imposed on any Buyer Indemnified Party arising out of the use by Buyer (or its assignees) of Seller's Drug
     Enforcement Agency Registration Numbers pursuant to the powers of attorney delivered in accordance with Section 9.10 of this Agreement.

     6.2 INDEMNITY BY SELLER AND PARACELSUS. From and after the Closing, Seller and Paracelsus, jointly and severally, shall indemnify, defend and hold harmless Buyer and its respective officers, directors, employees, shareholders, affiliates and agents (collectively, the "SELLER INDEMNIFIED PARTIES") from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by any of them, directly or indirectly, as a result of or arising from the following:

          (i) any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by Seller or Paracelsus in this Agreement or the other agreements contemplated hereby;

          (ii) any liability, obligation or indebtedness of Seller or Paracelsus or any alleged liability, obligation or indebtedness of Seller or Paracelsus, including without limitation those relating to contractual obligations, liabilities (including recapture of depreciation) to the Medicare or Medi-Cal programs, tax liabilities or professional malpractice or general liability claims, arising out of the operation of the Business prior to the Cut-Off Point which is imposed on or made against any Seller Indemnified Party, except to the extent certain contractual obligations have been expressly assumed by Buyer pursuant to the Assignment and Undertaking;

          (iii) any misrepresentation in or any omission from any certificate or other document (collectively, the "SELLER ADDITIONAL DOCUMENTS") furnished or to be furnished by or on behalf of Seller or Paracelsus at Closing under this Agreement; and

          (iv) any claims for fees or commissions of a broker, agent or similar entity employed or alleged to have been employed by or on behalf of Seller or Paracelsus in connection with the transactions contemplated hereby.

     6.3 CLAIMS PROCEDURE. (a) If a party to this Agreement ("CLAIMING PARTY") learns of a circumstance giving rise to a claim for another party to this Agreement ("PERFORMING PARTY") to make payment, performance, or indemnity under this Agreement, then the Claiming Party shall give the Performing Party written notice thereof within a reasonable time considering the circumstances. No delay in giving notice to the Performing Party shall work a forfeiture of the rights of Claiming Party or shall limit the Performing Party's obligations under this Agreement. If, however, a delay in giving notice within a reasonable time prejudices the Performing Party and materially impairs its ability to mitigate loss, then the Performing Party shall have no obligation to pay that part of a loss caused by the delay.

     (b) The Performing Party shall defend, and shall have the right to settle, claims or suits by third parties that are payable or that are to be indemnified by the Performing Party under this Agreement. The Claiming Party shall reasonably cooperate with the Performing Party in the defense of claims and suits that the Performing Party defends, and the Performing Party shall reimburse the Claiming Party for out-of-pocket expenses incurred in cooperating at the Performing Party's request. The Claiming Party shall not settle such claims or suits defended by the Performing Party without the Performing Party's prior consent, which shall not be unreasonably withheld. The Claiming Party shall have the right to approve defense counsel selected by the Performing Party, which approval shall not be unreasonably withheld, and the right fully to participate in the defense of such claims and suits at the Claiming Party's sole cost and expense.
The Claiming Party shall have the right to defend and settle claims or suits without prejudice to any of their rights against the Performing Party under this Agreement if the Performing Party declines or is unable to undertake the defense of a claim or suit within a reasonable time after the Performing Party's receipt of notice thereof. If the Performing Party disputes the Claiming Party's entitlement to indemnity and asserts the right to defend a claim or suit, and if the Claiming Party reasonably believes that the Performing Party's control of the defense of a claim or suit might prejudice the Claiming Party, then the Claiming Party shall have the right to defend such claim or suit. Performing Party shall have the right fully to participate in the defense of such claim or suit, and Claiming Party shall not settle such claim or suit without the Performing Party's prior consent, which Performing Party shall not unreasonably withhold.

     6.4  LIMITATION ON CLAIMS.

     (a) No Seller Indemnified Party nor Buyer Indemnified Party shall make any claim for indemnification pursuant to Sections 6.1 or 6.2 with respect to any matter unless:

          (i) the amount of the Damages arising out of such matter is in excess of $25,000 (a "RELEVANT CLAIM"); and

          (ii) the aggregate amount of all Damages with respect to which a Relevant Claim is being made by an Indemnified Party against any or all of the applicable Indemnifying Parties (together with all such Relevant Claims previously made by the applicable Indemnified Parties against the applicable Indemnifying Parties) exceeds $250,000.

     (b) Notwithstanding the provisions of Section 6.4(a), any indemnified claim having its basis in any of the following shall not be subject to the thresholds established by such provisions: (A) a breach of the representations, warranties, covenants and agreements made in 1.3(c)(ii),3.15, 3.16, 3.17, 3.18, 3.19 and 4.3, (B) fraud or intentional misrepresentation, (C) a breach by Buyer to pay or observe any obligation of Seller assumed by Buyer pursuant to the Assignment and Undertaking, (D) a breach by Seller of its obligations under Section 1.3 hereof to pay or observe any of its obligations for trade payables, contracts, leases or other liabilities reflected on Seller's financial statements (other than those assumed by Buyer pursuant to the Assignment and Undertaking) and to satisfy prior to Closing all obligations secured by a lien on, or a security interest in, the Assets, (E) any breach by Buyer to pay the Purchase Price hereunder, or (F) a breach by Buyer or Seller of its obligation under Section 1.7.1 and 1.7.2 to pay any post-Closing adjustment to the Purchase Price required by such Sections.

     (c) Neither Seller nor Paracelsus shall be under any liability and no claim under Section 6.2 of this Agreement shall be made to the extent that any Damages may be recovered under a policy of insurance, except that (subject to the other limitations set forth in this Agreement) Seller and Paracelsus shall be liable to the extent of any deductibles under such insurance policy.

     (d) Neither Buyer nor System shall be under any liability and no claim under Section 6.1 of this Agreement shall be made to the extent that Paracelsus or Seller discovered such breach prior to the Closing Date and failed to disclose such breach to Buyer as provided in Section 5.8 hereof, except that Buyer and System shall be liable to the extent Buyer or System had knowledge of such breach or to the extent Paracelsus or Seller would have nonetheless suffered damages had such breach been disclosed to Buyer prior to the Closing Date.

     (e) Neither Seller nor Paracelsus shall be under any liability and no claim under Section 6.2 of this Agreement shall be made to the extent that Buyer discovered such breach prior to the Closing Date and failed to disclose such breach to Paracelsus and Seller as provided in Section 9.9 hereof, except that Paracelsus and Seller shall be liable to the extent either Paracelsus or Seller had knowledge of such breach or to the extent Buyer would have nonetheless suffered damages had such breach been disclosed to Paracelsus or Seller prior to the Closing Date.

     (f) If an Indemnifying Party is liable to an Indemnified Party for breach of any representation, warranty or undertaking, the liability of the Indemnifying Party shall be reduced and any amount paid by such Indemnifying Party shall be refunded to the extent that the Indemnified Party is eligible to obtain a reduction in its liability for tax (whether by way of credit or otherwise and calculated assuming that the Indemnified Party is taxed at the maximum rate applicable to such entity) which it would not have been eligible for had the breach which gave rise to liability of the Indemnifying Party not arisen.

     (g) Each Indemnified Party shall cooperate in all reasonable respects with the reasonable requests of its applicable Indemnifying Parties in the conduct of litigation, the making of settlements and the enforcement of any right of contribution to which the Indemnified Parties may be entitled from any person or entity in connection with the subject matter of any litigation subject to indemnification hereunder. In addition, the Indemnified Parties shall, upon the reasonable requests by their applicable Indemnifying Parties or counsel selected by such Indemnifying Parties, attend hearings and trials, assist in the securing and giving of evidence, assist in obtaining the presence or cooperation of witnesses, make available its own personnel, and assist in effecting settlements; and shall take such action as is reasonably necessary and appropriate in connection with such litigation. Seller Indemnified Parties shall not, except at their own cost, voluntarily make any payment, assume any obligation, incur any expense, or settle or compromise any claim without the express approval of Seller Indemnifying Parties in connection with any matter that is subject to indemnification hereunder.

     (h) The indemnification provided under Sections 6.1 and 6.2 shall survive the execution and delivery of this Agreement, the closing of the transactions contemplated hereby and the satisfaction of all other obligations of any party hereto under this Agreement. In respect of the indemnification provided under Section 6.1(i) and 6.2(i) relating to or arising out of a breach of a representation or warranty, and with respect to the indemnification provided under Sections 6.1(iii) and 6.2(iii) relating to or arising out of a misrepresentation in or omission from a Buyer Additional Document or a Seller Additional Document and which constitutes a "bring down" of a party's representations and warranties made in this Agreement, no indemnification may be asserted under this Agreement unless the party making the claim gives the party against whom the claim is to be made notice of such claim before the end of the applicable Survival Period (as defined in Section 12.18 hereto); PROVIDED, that such claim shall survive the expiration of the Survival Period if notice thereof, as required by Section 6.3, was given prior to the expiration of the Survival Period. In respect of the other indemnification provided under Sections
6.1 and 6.2, there shall be no limitation on when a claim for indemnification hereunder may be sought other than as set forth in Section
6.1 or 6.2, and the parties hereby waive any such limitation which may be imposed by law.

     (i) If a Performing Party pays a claim to a Claiming Party pursuant to this Agreement, then such party shall be subrogated to all rights of the party to or for whom the claim was paid against others for recovery of the loss, except affiliates, employees, officers, directors, successors or assigns of the party to or for whom the claim was paid.

     6.5 JURISDICTION; SERVICE OF PROCESS. (a) Each of the parties hereto severally agrees that any legal action or proceeding with respect to this Agreement or to enforce any judgment obtained against any party hereto in connection with this Agreement may be brought by any other party hereto or any Seller Indemnified Party or Buyer Indemnified Party in the courts of the State of California or in the United States District Courts which are located in the City of Sacramento, California, or any other court to the jurisdiction of which such party hereto or any of its respective properties is or may be subject. In connection with any action or proceeding relating to this Agreement, each of the parties hereto severally irrevocably submits to the jurisdiction of the courts of the State of California and of the United States District Courts located in the city of Sacramento, California, and irrevocably waives any present or future objection to venue in any such court, and any present or future claim that any such court is an inconvenient forum. Nothing herein shall affect the right of the a party to serve process in any manner permitted by law or to bring any civil suit, action or proceeding against any party hereto or its respective property in the courts of any jurisdiction in which venue may be granted.

     (b) For the purposes of any legal action or proceeding brought by any party hereto or by any Seller Indemnified Party or any Buyer Indemnified Party with respect to this Agreement, each party hereto hereby irrevocably designates and appoints CT Corporation System, currently located at 818 W. 7th Street, Los Angeles, California 90017, as its authorized agent for service of process in the State of California. Each party hereto and each Seller Indemnified Party and each Buyer Indemnified Party shall for all purposes be entitled to treat such designee of each party hereto as the authorized agent to receive for and on its behalf service of writs or summons or other legal process in the State of California. In the event that, for any reason, such agent or his successor shall no longer serve as agent of any party hereto to receive service or process in the State of California, such party shall appoint a person in the State of California as a successor so to serve and advise the other parties hereto so that at all times each party hereto will maintain an agent to receive service of process in the State of California on its behalf with respect to this Agreement. In the event that, for any reason, service of legal process cannot be made in the manner described above, such service may be made in such other manner as permitted by law.

     7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.

     The obligations of Buyer hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Buyer:

     7.1 REPRESENTATIONS/WARRANTIES; COMPLIANCE WITH COVENANTS. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date, as though such representations and warranties had been made on and as of such Closing Date; and the covenants and conditions of this Agreement to be complied with or performed by Seller or Paracelsus on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

     7.2 OPINION OF SELLER'S COUNSEL. Buyer shall have received an opinion from Michener, Larimore, Swindle, Whitaker, Flowers, Sawyer, Reynolds & Chalk L.L.P., counsel to Seller and Paracelsus, dated as of the Closing Date, substantially in the form of APPENDIX 7.2.

     7.3 PRE-CLOSING CONFIRMATIONS. Buyer shall not have received in writing any notice from the California Department of Health Services or any other applicable agencies or licensing authorities that Buyer shall not be issued effective as of or promptly after the Closing a license to operate the Hospital and licenses or permits to provide all presently authorized supplemental and special services.

     7.4 ACTION/PROCEEDING. No action, proceeding, investigation or administrative hearing before a court or any other governmental agency or body shall have been instituted against any party hereto (and remain unresolved) which seeks injunctive relief in anticipation of the sale of the Assets and may reasonably be expected to prohibit the sale of the Assets to Buyer or seeks damages in a material amount by reason of the consummation of such sale; nor shall any party hereto have received notification from any governmental agency of the United States of America or the State of California of such agency's current intent to seek injunctive relief in anticipation of the sale of the Assets to prohibit the sale of the Assets to Buyer.

     7.5  [OMITTED]

     7.6 TITLE POLICIES AND SURVEYS. Buyer and its counsel shall have received:

          (a) The form of the Title Policies which shall be issued on ALTA Owner's Policy [(10-17-92)] form with extended coverage and contain the endorsements described in Section 5.5(a).

          (b) The surveys described in Section 5.5.

     7.7 CONVEYANCES AND DELIVERY OF TITLE POLICIES. Seller shall have delivered to Buyer all of Seller's Deeds and the Title Policies and required endorsements or irrevocable title insurance commitments in accordance with Section 5.5(a).

     7.8 DELIVERY OF CERTAIN DOCUMENTS. At the Closing, the Seller shall have delivered to Buyer all documents, agreements and instruments contemplated by Section 2.2.

     7.9 INFORMATION SYSTEMS AGREEMENT. Paracelsus and Buyer shall have executed and delivered an Information Systems Agreement (the "INFORMATION SYSTEMS AGREEMENT"), in substantially the form attached hereto as APPENDIX 7.9.

     7.10 CERTIFICATE OF NON-FOREIGN STATUS. Seller shall have duly executed and delivered to Buyer a Certificate of Non-Foreign Status in the form attached hereto as APPENDIX 7.10.

     7.11 HSR APPROVAL. The all applicable waiting periods specified in the HSR Act shall have expired or been terminated.

     7.12 MEDICARE RECONCILIATION NOTE. Seller shall have delivered to Buyer a promissory note in the form of APPENDIX 7.12 hereto (the "MEDICARE RECONCILIATION NOTE"). The original principal balance of the Medicare Reconciliation Note will be an amount equal to the book value of the Medicare Receivables, net of the allowance for doubtful accounts and contractual adjustments related thereto, all as reflected on the Interim Balance Sheet. As provided in such Medicare Reconciliation Note and in Sections 1.6 and 1.7 hereof, the principal balance of such note will be adjusted to reflect changes in such net book value amount between the date of the Interim Balance Sheet and the date of the Closing Balance Sheet.

     7.13 BUYER AND SYSTEM BOARD APPROVAL. The Board of Directors of Buyer and System shall have approved this Agreement and the transactions contemplated hereby.

     8.   CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND PARACELSUS.

     The obligations of Seller and Paracelsus hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Seller and Paracelsus:

     8.1 REPRESENTATIONS/WARRANTIES; COMPLIANCE WITH COVENANTS. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date; the covenants and conditions of this Agreement to be complied with or performed by Buyer on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

     8.2 OPINION OF BUYER'S COUNSEL. Seller shall have received from Davis Wright Tremaine LLP, counsel to Buyer , an opinion dated as of the Closing Date and addressed to Seller and Paracelsus, substantially in the form of APPENDIX 8.2.

     8.3 ACTION/PROCEEDING. No action, proceeding, investigation or administrative hearing before a court or any other governmental agency or body shall have been instituted against any party hereto (and remain unresolved) which seeks injunctive relief in anticipation of the sale of the Assets and may reasonably be expected to prohibit the sale of the Assets to Buyer or seeks damages in a material amount by reason of the consummation of such sale; nor shall any party hereto have received notification from any governmental agency of the United States of America or the State of California of such agency's current intent to seek injunctive relief in anticipation of the sale of the Assets to prohibit the sale of the Assets to Buyer or the parties' execution.

     8.4 DELIVERY OF CERTAIN DOCUMENTS. At the Closing, the Buyer shall have delivered to Seller all documents, agreements and instruments contemplated by Section 2.3.

     8.5 HSR APPROVAL. The all applicable waiting periods specified in the HSR Act shall have expired or been terminated.

     8.6 SELLER AND PARACELSUS BOARD APPROVAL. The Board of Directors of Seller and Paracelsus shall have approved this Agreement and the transactions contemplated hereby.

     9.   PARTICULAR COVENANTS OF BUYER.

     9.1 BEST EFFORTS TO CLOSE. Buyer and System shall use their best efforts to proceed toward the Closing and to cause the conditions to Closing to be met as soon as practicable and consistent with other terms contained herein. Buyer shall notify Seller as soon as practicable of any event or matter which may reasonably be expected to prevent the conditions to Buyer's obligations being met.

     9.2  EMPLOYMENT OF EMPLOYEES OF SELLER; ADDITIONAL EMPLOYEE MATTERS.
(a) (i) Prior to Closing, Buyer shall offer, effective as of the Cut-Off Point, employment to all employees of Seller (except as provided in subsection (d) below) who are on the active payroll of Seller with respect to the Business on the Closing Date (including for this purpose any employee of Seller who elects to be treated as a retiree of Seller as of the Cut-Off Point for the purpose of qualifying for certain employee benefits). Buyer shall give the same offer of employment to any employee who is in paid or unpaid inactive status as of the Closing, and who is available for return to active status within 90 days after Closing (or at such later date as may be required by applicable law). All such employees who accept Buyer's offer of employment shall be referred to as the "Hired Employees."

     (ii) Each offer of employment under paragraph 9.2(a)(i) shall be for a substantially equivalent position, and at a substantially similar wage or salary, as provided by Seller to the Hired Employee immediately prior to the Closing Date (or, as to any employee who is in paid or unpaid inactive status as of the Closing Date who receives an offer of employment from Buyer upon becoming available to return to active status, immediately prior to the first day of such employee's paid or unpaid leave from Seller. As to each Hired Employee, Buyer shall also provide employee welfare benefits and paid time-off that are commensurate with those of other employees of Buyer having similar positions. Buyer agrees that, for the purpose of determining welfare benefits coverage and other related matters (including eligibility and participation, but not vesting or benefit accrual, under any Buyer pension benefit plan), each Hired Employee will be considered to have commenced employment with Buyer on the date such Hired Employee commenced uninterrupted employment with Seller (whichever is earlier). Notwithstanding the preceding sentence, Buyer shall not be obligated to provide Hired Employees any accrued sick or vacation days upon hiring them except as and to the extent provided in Sections 9.2(e) and (f) hereof.
For the purpose of determining vesting and benefit accrual under all Buyer pension benefit plans, each Hired Employee will be considered to have commenced employment with Buyer on the Employment Commencement Date (as defined below). Health benefits coverage provided by Buyer for Hired Employees (and any dependents thereof) shall apply to covered expenses incurred on and after the Employment Commencement Date, and Buyer agrees to waive any limitations for pre-existing conditions with respect to any conditions affecting any Hired Employees (and any dependents thereof); subject to the following limitations: (x) the pre-existing condition provisions of Seller's health benefit plans shall apply in lieu of the pre-existing condition provisions of Buyer's plans to all Hired Employees (and their dependents) who are eligible for benefits under Seller's health benefits plans as of the Closing Date but who are subject to pre-existing condition limitations as of the Closing Date and (y) the pre-existing conditions limitations under Buyer's medical benefits plans shall apply to any Hired Employee (and his or her dependents) who is not eligible for benefits under Seller's health benefits plans as of the Closing Date, and any such Hired Employee shall be treated as having been hired by Buyer on the date such employee commenced employment with Seller for purposes of applying such pre-existing condition limitations to such Hired Employee (and such Hired Employee's dependents).

     (iii) The term "EMPLOYEE COMMENCEMENT DATE" shall mean the day immediately following the Cut-Off Point; provided, however, that with respect to any employee who is in paid or unpaid inactive status as of the Closing Date and to whom Buyer offers employment pursuant to this Section 9.2(a) the term "EMPLOYEE COMMENCEMENT DATE" shall mean such employee's first day of employment with Buyer.

     (b) Subject to the accuracy of Seller's representations and warranties in Section 3.12 and SCHEDULE 3.12, (i) on and after the Closing Date, Buyer shall be responsible for any and all notices required with respect to Buyer's termination of employees, and (ii) any liabilities or obligations arising under the WARN Act on or after the Closing Date shall be those of Buyer and not Seller.

     (c) After the Closing, Buyer will, upon reasonable request, give assistance to human resources personnel of Paracelsus and/or Seller in the post-closing administration of the respective employee benefit plans of Seller as they apply to Hired Employees. For this purpose, "assistance" includes reasonable access to the pre-Closing personnel records of Hired Employees.

     (d) Notwithstanding the provisions of Section 9.2(a), Buyer shall not be required to offer employment to (i) any person whom Buyer could otherwise terminate for cause, (ii) any person whom Buyer has prior to Closing previously employed and subsequently terminated for cause, or (iii) the President and Chief Executive Officer, the Chief Financial Officer or the Chief Operating Officer of Seller.

     (e) Buyer agrees that it shall assume, from and after the Cut-Off Point, the accrued liability of Seller for accrued vacation, holiday and sick day benefits and related taxes that relate to the Hired Employees, to the extent such amounts are included in Working Capital. Buyer agrees that
(i) Hired Employees will be entitled to use such benefits in accordance with the generally applicable policies and procedures established by Buyer for use of paid leave, (ii) that such benefits will be in addition to any holidays, vacation days, sick days or other paid leave earned by the Hired Employees after the Cut-Off Point as employees of Buyer, and (iii) that such benefits will not (unless previously paid by Seller) be eliminated by Buyer without payment in full to the Hired Employees. Seller agrees that it will furnish to Buyer at Closing a schedule (dated as of the most recent date practicable prior to Closing) showing the name of each Hired Employee (and each employee of Seller on inactive status) and as to each such person the amount of accrued APL that such person has as of such date. As soon as possible after the Closing, Seller will furnish to Buyer a schedule showing such information as of the Cut-Off Point.

     9.3  [OMITTED]

     9.4 CONSENTS AND REGULATORY APPROVALS. Buyer acknowledge that except as provided in Section 5.9 hereof, neither Seller nor Paracelsus shall have any responsibility for obtaining any regulatory consents to and approvals of the transfer of the Licenses described in SCHEDULE 3.5 hereof or for obtaining any necessary consents to the assignment of the contracts and leases. Buyer agrees to use its reasonable best efforts to secure such approvals and consents as soon as practicable and prior to the Closing.

     9.5 CHANGE OF NAME. Buyer agrees that it will cause all signs, if any, incorporating the names "Paracelsus" and "Paracelsus Healthcare"(and all variations thereof) which are located at any of the Real Property or the improvements thereto to be removed or modified as soon as reasonably practicable after the Closing Date and in any event within 30 days after the Closing Date, such that such names are no longer used at such Real Property or upon such improvements.

     9.6 BUYER'S PAYMENT OF THE PURCHASE PRICE. Subject to the conditions to Closing set forth in this Agreement, Buyer shall pay the Purchase Price for the Assets in accordance with Section 2.3(a).

     9.7  [OMITTED]

     9.8  PRESERVATION AND ACCESS TO BOOKS AND RECORDS AFTER THE CLOSING.
(a) After the Closing, Buyer shall keep and preserve all medical records and medical charts existing as of the Closing of patients of the Hospital for so long as Buyer is required by law to maintain such records (but in no event less that seven years, beginning on the Closing Date). Buyer acknowledges that as a result of entering into this Agreement and operating the Business, it will gain access to patient and other information which is subject to rules and regulations concerning confidentiality. Buyer agrees to abide by any such rules and regulations relating to the confidential information it acquires. Buyer agrees after Closing to maintain the patient records at the Business in accordance with applicable law (including, if applicable, Section 1861(v)(i)(I) of the Social Security Act (42 U.S.C. <section> 1395x(v)(1)(I)) and requirements of relevant insurance carriers. In addition, Seller and Paracelsus shall be entitled to remove from the Hospital any such patient records, but only for purposes of pending litigation involving a patient to whom such records refer, as certified in writing prior to removal by counsel retained by Seller or Paracelsus in connection with such litigation; provided, however, that to the extent Paracelsus or Seller are not required by subpoena or court order to use originals of the patient records for such purposes, Paracelsus shall
(a) use copies of patient records, where appropriate and (b) cause Seller to use copies of patient records. Any original patient records so removed from the Business shall be promptly returned to Buyer following its use by Seller or Paracelsus. Notwithstanding the foregoing provisions, Seller or Paracelsus shall not be entitled to review, have access to, have copies of or remove from the premises of the Business any medical records or patient charts relating to any period after the expiration of the applicable statute of limitations expires for the bringing of any action against Seller for its ownership of the Business prior to the Cut-Off Point.

     (b) After the Closing, Buyer shall keep and preserve all other records of the Business existing as of the Closing which are delivered to Buyer by Seller for a period of 7 years or such longer period (if any) as such records are required to be kept and preserved by any federal or state law or regulation. After the Closing, upon reasonable written notice by Seller to Buyer, Seller shall be entitled, during regular business hours, to have access to and make copies of all records pertaining to the operation of the Business (other than medical records which shall be governed by the provisions of Section 9.8(a) hereof) prior to the Closing for any lawful corporate purpose.

     (c) Should Buyer decide to dispose of any books or records which they have been obligated to maintain pursuant to Section 9.8, Buyer shall advise Seller in writing of such intention and Seller shall have not less than 60 days after receipt of such notice to elect in writing to have Buyer deliver such records to Seller.

     9.9 NOTICE; EFFORTS TO REMEDY. Buyer will notify Seller and Paracelsus promptly in writing of, and contemporaneously will provide Seller and Paracelsus with true and complete copies of any and all information and documents relating to, and will use their best efforts to cure as soon as practicable (or by any subsequent date agreed upon by the parties), any event, transaction or circumstance occurring that causes or would cause any covenant or agreement of Buyer under this Agreement to be breached, or that renders or would render untrue any representation or warranty of Buyer contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Buyer also will use their best efforts to cure, as soon as practicable (or by any subsequent date agreed upon by the parties), any violation or breach of any representation, warranty, covenant or agreement made by either of them in this Agreement. Buyer shall have a reasonable time within which to effect a cure of such breach or misrepresentations before Seller or Paracelsus may terminate this Agreement (to the extent such remedy is available to Seller or Paracelsus pursuant to Section 11.1(d) hereof); provided, however, that after the date established by the parties for Closing, Seller or Paracelsus may terminate this Agreement (to the extent such remedy is available to Seller or Paracelsus pursuant to Section 11.1(d) hereof) unless such breach or misrepresentation has been cured to the reasonable satisfaction of Seller or Paracelsus. Furthermore, Buyer shall notify Seller and Paracelsus promptly in writing of any event, transaction or circumstance occurring that causes or would cause any covenant or agreement of Seller or Paracelsus under this Agreement to be breached, or that renders or would render untrue any representation or warranty of Seller or Paracelsus contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Seller and Paracelsus shall have a reasonable time in which to effect a cure of such breach or misrepresentation before Buyer may terminate this Agreement (to the extent such remedy is available to Buyer pursuant to Section 11.1(d) hereof); provided, however, that after the date established by the parties for Closing, Buyer may terminate this Agreement (to the extent such remedy is available to Buyer pursuant to Section 11.1(d) hereof) unless the breach or misrepresentation has been cured to the reasonable satisfaction of Buyer . The failure of Buyer to notify Seller and Paracelsus of any such discovered event, transaction or circumstance shall not release Seller and Paracelsus from any liability to Buyer resulting from the breach attendant to such discovered event, transaction or circumstance; provided, however, that, unless Seller or Paracelsus had independent knowledge of such event, circumstance or condition, Paracelsus' and Seller's liability shall be limited to the damages that would have nonetheless resulted to Buyer had Buyer disclosed such discovered event, transaction or circumstance to Seller and Paracelsus prior to Closing.

     9.10 POWER OF ATTORNEY FOR D.E.A. REGISTRATION NUMBER(S) AND CALIFORNIA PHARMACY LICENSE(S). Buyer covenants that it shall promptly apply for all necessary United States Department of Justice Drug Enforcement Agency ("D.E.A.") registration(s) or California Pharmacy License(s) with respect to the Hospital as soon as possible. At or prior to Closing, Seller shall execute in favor of Buyer one or more Powers of Attorney for Order Forms authorizing Buyer or a representative of Buyer to execute applications for books of official order forms and to sign such order forms, under Seller's D.E.A. Registration Number(s) or Seller's Pharmacy License(s) as required for all necessary controlled substances on an interim basis until such time as Buyer shall receive approval of all necessary D.E.A. registration(s) or California Pharmacy License(s). Seller covenants that it shall cooperate with Buyer and provide such information as Buyer may reasonably request in making all such applications for registration or licensing.

     9.11 GOVERNMENTAL APPROVALS. Buyer shall assist and cooperate with Seller and Seller's representatives and counsel in obtaining all governmental consents, approvals and licenses which Seller reasonably deems necessary or appropriate and in the preparation of any document or other material which may be required by any governmental agency as a predicate to or result of the transactions contemplated herein.

     9.12 FTC NOTIFICATION. Buyer shall, if and to the extent required by law, (i) file all reports or other documents required under the HSR Act or requested by the DOJ or the FTC under the HSR Act, and all regulations promulgated thereunder, or in order to permit all applicable waiting periods under the HSR Act to expire, (ii) seek early termination of such waiting periods concerning the transactions contemplated hereby, and
(iii)comply promptly with any requests by the FTC or DOJ for additional information concerning such transactions, so that the applicable waiting period specified in the HSR Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. Buyer agrees to furnish to Seller such information concerning Buyer as Seller needs to perform its obligations under Section 10.3 of this Agreement.

     10.  PARTICULAR COVENANTS OF SELLER AND PARACELSUS.

     10.1 REIMBURSEMENT OF BUYER. If any third party payor deducts any amount from payments due Buyer in respect of claims against or amounts owed by Paracelsus or Seller, then Paracelsus and/or Seller will promptly reimburse Buyer for the amounts so deducted within 10 days after written demand therefor by Buyer. Buyer agrees to give prompt notice to Seller and Paracelsus of the assertion of any claim, formal or informal, by any third party payor for which, if deducted by such third party payor, Buyer would be entitled to reimbursement by Paracelsus and/or Seller hereunder and will cooperate in good faith, at no out-of-pocket cost to Buyer, so as to permit Paracelsus and/or Seller to mitigate the amount of any such claim by any such third party payor.

     10.2 GOVERNMENTAL APPROVALS. Seller and Paracelsus shall assist and cooperate with Buyer and Buyer's representatives and counsel in obtaining all governmental consents, approvals and licenses which Buyer reasonably deems necessary or appropriate and in the preparation of any document or other material which may be required by any governmental agency as a predicate to or result of the transactions contemplated herein.

     10.3 FTC NOTIFICATION. Seller and Paracelsus shall, if and to the extent required by law, (i) file all reports or other documents required under the HSR Act or requested by the DOJ or the FTC under the HSR Act, and all regulations promulgated thereunder, or in order to permit all applicable waiting periods under the HSR Act to expire, (ii) seek early termination of such waiting periods concerning the transactions contemplated hereby, and (iii)comply promptly with any requests by the FTC or DOJ for additional information concerning such transactions, so that the applicable waiting period specified in the HSR Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. Seller and Paracelsus agree to furnish to Buyer such information concerning Seller and Paracelsus as Buyer needs to perform its obligations under
Section 9.12 of this Agreement.

     11.  TERMINATION.

     11.1 OPTIONAL TERMINATION. This Agreement may be terminated at any time prior to the Closing as follows:

          (a) by the mutual agreement of Buyer and Seller;

          (b) by Buyer in accordance with the provisions of Section 5.4;

          (c) by either Buyer or Seller, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable;

          (d) in the event either Seller or Paracelsus, on one hand, or either Buyer or System on the other hand, commits a material breach of any representation, warranty, covenant or agreement made herein, which breach, if left uncured, would result in a material adverse effect on the condition or value of the Assets or the operation of the Business, by either Buyer or Seller, provided such terminating party did not commit such breach and not an affiliate of the party that committed such breach, and provided further that this right to terminate shall be subject to the parties' rights to cure set forth herein; and

          (e) by either Buyer or Seller if the Closing has not occurred by the 180th day after the date of this Agreement as set forth in the preamble hereof because a condition to the terminating party's obligation to close set forth, in respect of Buyer in Article 7, or such later date as permitted under Section 2.1(b), and, in respect of Seller and Paracelsus in Article 8, was not satisfied on such date, unless the date for Closing has been extended by the mutual agreement of the parties hereto.

     11.2 NOTICE OF ABANDONMENT. In the event of any termination pursuant to Section 11.1, written notice shall forthwith be given to the other parties hereto except with respect to a termination pursuant to Section 11.1(a).

     11.3 EFFECT OF TERMINATION. Except for the obligations contained in Sections 6.1(v), 6.2(v), 12.8, 12.9 and 12.21 hereof, upon the due termination of this Agreement pursuant to Section 11.1(a), (b), (c) or
(e), this Agreement shall forthwith become null and void, and neither party hereto nor any of its officers, directors, trustees, members or shareholders shall have liability hereunder, provided, however that in no event shall a party hereto be released from liability for damages under this Agreement or otherwise following termination under Section 11.1(d) in the event such party's breach resulted in the failure to close by any such termination date and such breaching party was not otherwise excused from its obligation so to close under this Agreement. Any and all claims or awards for damages (including without limitation punitive damages) following termination under Section 11.1(d), together with any and all claims for damages by the non-breaching party under the Earnest Money
Deposit Agreement, shall not exceed $25,000,000.   Parties specific
agreement to and acknowledgment of the preceding:
_______________[Paracelsus initials], _______________[CCH initials],
_______________[Enloe initials], and  _______________[System initials].

     12.  GENERAL.

     12.1 EXHIBITS, SCHEDULES AND OTHER INSTRUMENTS. Each Exhibit, Certificate, Appendix and Schedule, if any, to this Agreement shall be considered a part hereof as if set forth herein in full. Any fact disclosed on one Schedule hereto shall be deemed to be disclosed on each other applicable schedule. Buyer shall have 10 days following receipt of any Schedule not provided on the date of execution of this Agreement to approve or disapprove of any such Schedule. Seller shall have the right to update any Schedule prior to Closing, which updated Schedule shall also be subject to Buyer's approval. Buyer shall not unreasonably disapprove of any updated Schedule that reflects only changes resulting from operations of the Hospital in the ordinary course. Upon receiving notice from Buyer of a disapproved Schedule, Seller shall use its best efforts to remove or remedy any item or event disclosed in the disapproved Schedule, but if sit is unable to do so within 10 business days, Buyer shall have the option of waiving its disapproval or terminating this Agreement without liability to either party.

     12.2 PRE-CLOSING ACCESS. Seller shall give Buyer, its accountants, counsel, and other representatives access to the premises and offices of the Hospital, management and supervisory employees of the Hospital, and make such information as Buyer may reasonably request available to Buyer, as may be necessary for Buyer to examine the Assets and Business being acquired. No such inspection by Buyer shall unreasonably interfere with Seller's conduct of business in the ordinary course.

     12.3 TERMINATING COST REPORT. Seller agrees to file a terminating cost report in connection with third party receivables of the Business with applicable agencies and shall provide Buyer with a copy thereof prior to such filing.

     12.4 ADDITIONAL ASSURANCES. The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of either party, the other party shall execute such additional instruments and take such additional acts as are reasonably necessary to effectuate this Agreement.

     12.5 CONSENTS, APPROVALS AND DISCRETION. Whenever this Agreement requires any consent or approval to be given by either party or either party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.

     12.6 CHOICE OF LAW. THE PARTIES AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA AND VENUE SHALL BE BUTTE OR SACRAMENTO COUNTIES.

     12.7 BENEFIT/ASSIGNMENT. Subject to the provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns; provided, however, that no party may assign this Agreement without the prior written consent of the other party.

     12.8 COSTS OF TRANSACTION. Subject to the other terms and provisions hereof, whether or not the transactions contemplated hereby shall be consummated, the parties agree as follows: (i) Seller and Paracelsus will pay the fees, expenses, and disbursements of Seller and Paracelsus and their respective agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto; and
(ii) Buyer shall pay the fees, expenses and disbursements of Buyer and its respective agents, representatives, accountants and counsel incurred in connection with the subject matter hereof and any amendments hereto. Buyer shall pay any transfer taxes and recording fees resulting from the consummation of the transactions contemplated hereby.

     12.9 CONFIDENTIALITY. With respect to Confidential Information provided by Paracelsus or Seller in connection with and relative to the transactions contemplated by this Agreement, Buyer agrees to use reasonable best efforts to cause its officers, employees, representatives and agents to hold all such Confidential Information in strict confidence and only to disclose such Confidential Information to such duly authorized persons as are necessary to effect the transactions contemplated hereby, and, if requested, to return all originals and copies of any such written Confidential Information to Seller or Paracelsus in the event for any reason the sale of the Assets is not consummated. Nothing in this Section shall prohibit the use of such Confidential Information for such governmental filings as are required by law or governmental regulations or the disclosure of such Confidential Information if such disclosure is compelled by judicial or administrative process or, in the opinion of Buyer's counsel, other requirements of law. Subject to Paracelsus' disclosure obligations under federal securities laws, any release to the public of information with respect to the transactions contemplated hereby will be made only in the form and manner approved by the parties and their respective representatives. Buyer agrees that it will not use, and will not knowingly permit others to use, any Confidential Information in a manner detrimental to the Business, Paracelsus or Seller or to their competitive disadvantage. Buyer , its officers, employees and agents recognize that any breach of this Section would result in irreparable harm to Seller and Paracelsus and that therefore either Seller or Paracelsus shall be entitled to an injunction to prohibit any such breach by Buyer and its officers, employees and agents in addition to all of their other legal and equitable remedies. For the purposes hereof, "CONFIDENTIAL INFORMATION" shall mean all information of any kind concerning Paracelsus or Seller obtained, directly or indirectly, from Paracelsus or Seller in connection with the transactions contemplated by this Agreement except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known by Buyer to be under an obligation to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement), or (iv) which was in Buyer's possession prior to disclosure thereof to Buyer in connection herewith.

     12.10 WAIVER. The waiver by either party of a breach or violation of any term or provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement. The delay or a failure of a party to transmit any written notice hereunder shall not constitute a waiver by such party of any default hereunder or of any other or further default under this Agreement except as may expressly be provided for by the terms of this Agreement.

     12.11 TAX ALLOCATION. The allocation of the Purchase Price for tax purposes shall be set forth in a statement prepared in accordance with
Section 1060 of the Internal Revenue Code of 1986, as amended, which statement shall be prepared in a manner generally consistent with the form of Internal Revenue Service Form 8594 and a manner consistent with the Purchase Price allocation provided under Section 1.4. Buyer and Seller shall cooperate in the preparation of such statement of allocation and each party hereto shall file a copy of such statement as, and if, required by applicable law.

     12.12 INTERPRETATION. Each of the parties has agreed to the use of the particular language of the provisions of this Agreement including all attached Exhibits and Schedules and any questions of doubtful interpretation shall not be resolved by any rule or interpretation against the draftsman but rather in accordance with the fair meaning thereof, having due regard to the benefits and rights intended to be conferred upon the parties hereto and the limitations and restrictions upon such rights and benefits intended to be provided. Whenever any matter herein is represented, warranted or stated herein to be to the "KNOWLEDGE OF," to the "BEST KNOWLEDGE OF" or to the "BEST KNOWLEDGE AND BELIEF OF" Seller or Paracelsus, or words of similar import, such representation, warranty or statement shall mean all matters with respect to which (a) Seller has received written notice or (b) any of the following persons has knowledge or with reasonable inquiry under the circumstances would have knowledge: any director or officer of Seller, or any administrator, assistant administrator or controller at the Hospital.

     12.13 NOTICE. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be in writing and shall be deemed effectively given when personally delivered, when received by telegraphic or other electronic means (including telefax and telex) or overnight courier, or five days after being deposited in the United States mail, with postage prepaid, certified mail, return receipt requested, addressed as follows:

     Buyer:    N.T. Enloe Memorial Hospital
               W. 5th Avenue & The Esplanade
               Chico, California  95926
               Attention:  Chief Executive Officer

     Seller:   Paracelsus Healthcare Corporation
               515 W. Greens Road, Suite 800
               Houston, Texas  77067
               Attention: President

or to such other address, and to the attention of such other person or officer as any party may designate, with copies thereof to the respective counsel thereof as notified by such party.

     12.14 SEVERABILITY. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which shall be in full force and effect, enforceable in accordance with its terms, including, without limitation, those terms which contemplate or require the further agreements of the parties. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid or enforceable.

     12.15 GENDER AND NUMBER. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

     12.16 DIVISIONS AND HEADINGS. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

     12.17 CONSENTED ASSIGNMENT. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, right, contract, license, lease, commitment, sales order or purchase order if an attempted assignment thereof without the consent of another party thereto would constitute a breach thereof or in any material way affect the rights of Seller thereunder, unless such consent is obtained. If such consent is not obtained, or if an attempted assignment would be ineffective or would materially affect Seller's rights thereunder so that Buyer would not in fact receive all such rights, Seller shall cooperate in any reasonable arrangement designed to provide for Buyer during the Contract Period (as defined below) the benefit under any such claims, rights, contracts, licenses, leases, commitments, sales orders or purchase orders, including, without limitation, enforcement, at no out-of-pocket cost to Seller, of any and all rights of Seller against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise. To the extent that any claim, right, contract, license, lease, commitment, sales order or purchase order to be assigned to or acquired by Buyer pursuant to this Agreement also applies to facilities or operations other than those being sold pursuant hereto, then Seller also agrees that during the Contract Period, upon the written request of Buyer, it will use its reasonable best efforts to cause the services, property or other benefits provided or made available under such claim, right, contract, license, lease, commitment, sales order or purchase order to continue to be available to Buyer on terms and conditions substantially similar to those presently in effect. The term "CONTRACT PERIOD" shall mean with respect to any contract or other right the period beginning on the Closing Date and ending on the earlier of (a) the expiration of the term of the given contract or other right and (b) the third anniversary of the Closing Date.

     12.18 SURVIVAL. The representations, warranties, covenants and agreements made by the parties herein shall survive the Closing; provided, however, that the representations and warranties made by the parties herein shall expire on the first anniversary of the Closing Date except with respect to matters for which Buyer has given notice of claim under Section 6.3, and except with respect to the representations and warranties set forth in Sections 3.1, 3.2, 3.10, 3.15, 3.16, 3.17, 3.19, 4.1, 4.2 and 4.3
(and the indemnities with respect thereto), which shall survive for the applicable statute of limitations periods (collectively, the "SURVIVAL PERIOD").

     12.19 ENTIRE AGREEMENT/AMENDMENT. Except for the Confidentiality Agreement between Paracelsus and Superior California Medical Center (now known as the System), dated June 16, 1997 (which Confidentiality Agreement will survive the execution and delivery of this Agreement) and the Second Amended and First Restated Earnest Money Deposit Agreement, this Agreement supersedes all prior contracts, understandings and agreements, whether written or oral, and constitutes the entire agreement of the parties respecting the within subject matter and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material (other than the Confidentiality Agreement) not specifically included herein shall be of any force and effect; the parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. No terms, conditions, warranties, or representations, other than those contained herein (or in the Confidentiality Agreement) and no amendments or modifications hereto, shall be binding unless made in writing and signed by the party to be charged. Without limiting the foregoing, this Second Amended and First Restated Asset Purchase Agreement for Chico Community Hospital supersedes and replaces that certain Asset Purchase Agreement, dated December 15, 1997 among Paracelsus, Seller, Buyer and System, with respect to the Business.

     12.20 COUNTERPARTS. This Agreement may be executed in multiple originals or counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     12.21 RISK OF LOSS. Notwithstanding any other provision hereof to the contrary, the risk of loss in respect of casualty to the Assets shall be borne by Seller through the time of Closing and by the Buyer thereafter.

     12.22 PUBLIC ANNOUNCEMENT. Paracelsus and Seller, on one hand, and Buyer, on the other hand, mutually agree that, prior to the Closing, no party shall issue any press release or make any public announcement of the transaction which is the subject of this Agreement without the prior consent of each other party, except where a public announcement is required by law as reasonably determined by such party. Additionally, Paracelsus and Seller, on one hand, and Buyer on the other hand, each agrees that, prior to the Closing, it will not, and will cause its officers, directors, partners, employees, counselors and representatives not to, discuss any aspects of this Agreement with any third party (other than their respective representatives, lenders, prospective underwriters and counselors) without the prior written consent of the other party hereto.


     [The next page of this Agreement is the signature page, which is page number "S-1."]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals by their duly authorized officers and their corporate seals duly affixed hereto, all as of the day and year first above written.

                         PARACELSUS HEALTHCARE CORPORATION


                         By:
                         Title:

                         SELLER:
                         CHICO COMMUNITY HOSPITAL, INC.

                         By:
                         Title:

                         N.T. ENLOE MEMORIAL HOSPITAL


                         By:
                         Title:

                         ENLOE HEALTH SYSTEM


                         By:
                         Title:
S:\8-K\PUR2AMD.AGR

                            THIRD AMENDMENT TO
                     SECOND AMENDED AND FIRST RESTATED
                         ASSET PURCHASE AGREEMENT
                                    FOR
                         CHICO COMMUNITY HOSPITAL



     THIS THIRD AMENDMENT ("THIRD AMENDMENT") to the Second Amended and First Restated Asset Purchase Agreement for Chico Community Hospital (the "AGREEMENT") is entered into as of this 12th day of June, 1998, by and between PARACELSUS HEALTHCARE CORPORATION ("PARACELSUS"), a California corporation, CHICO COMMUNITY HOSPITAL, INC. ("CCH"), a California corporation (Paracelsus and CCH together "SELLER"), and N.T. ENLOE MEMORIAL HOSPITAL ("ENLOE"), a California nonprofit public benefit corporation, and ENLOE HEALTH SYSTEM ("SYSTEM"), a California nonprofit public benefit corporation (Enloe and System together "BUYER").


     WHEREAS, Buyer and Seller have entered into the Agreement dated as of December 15, 1997 for the purchase by Enloe of the Business of CCH (as defined in the Agreement); and

     WHEREAS, Buyer and Seller wish to amend certain terms of the Agreement to reflect a later than anticipated closing of the Transaction.

     NOW THEREFORE, BUYER AND SELLER AGREE AS FOLLOWS:

1. Section 2.1 of the Agreement is hereby amended in its entirety, as follows:

      2.1 CLOSING. Subject to the conditions set forth in Articles 7 and 8 hereof, the consummation of the sale and purchase of the Assets contemplated by and described in this Agreement (the "Closing") shall take place in San Francisco, California, at the offices of Davis Wright Tremaine LLP or other agreed upon location, at 10:00 A.M. local time on such date as may be agreed by the parties, not to extend past June 30, 1998. The date on which the Closing occurs is referred to herein as the "CLOSING DATE." The Closing of the transactions shall be deemed to be effective as of 11:59 P.M. (California time) on the Closing Date or such other time which the parties may mutually designate in writing. The time at which the Closing shall be deemed to be effective is referred to herein as the "CUT-OFF POINT."

2. Section 11.1(e) is of the Agreement is hereby amended in its entirety, as follows:

          (e) by either Buyer or Seller if the Closing has not occurred by June 30, 1998, because a condition to the terminating party's obligation to close set forth, in respect of Buyer in
     Article 7, and, in respect of Seller and Paracelsus in Article 8, was not satisfied on such date, unless the date for Closing has been extended by the mutual agreement of the parties hereto.

3. Except as amended by this Third Amendment, the Agreement is hereby ratified and confirmed by the parties and shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                         SELLER:

                         PARACELSUS HEALTHCARE CORPORATION
                         a California corporation
                         By:
                         Name:
                         Its authorized agent


                         By:
                         Name:
                         Its authorized agent



                         CHICO COMMUNITY HOSPITAL, INC.
                         a California corporation

                         By:
                         Name:
                         Its authorized agent


                         By:
                         Name:
                         Its authorized agent

                         BUYER:

                         N.T. ENLOE MEMORIAL HOSPITAL
                         a California nonprofit public benefit corporation


                         By:
                         Name:
                         Its authorized agent


                         By:
                         Name:
                         Its authorized agent


                         ENLOE HEALTH SYSTEM
                         a California nonprofit public benefit corporation


                         By:
                         Name:
                         Its authorized agent


                         By:
                         Name:
                         Its authorized agent